Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

by and between

GRIFFON CORPORATION

and

GS DIRECT, L.L.C.

Dated as of August 7, 2008

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Annexes

Annex I – Certificate of Designation

Annex II – Registration Rights Agreement

Annex III – Press Release

Annex IV – Finance Committee Charter

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INVESTMENT AGREEMENT dated as of August 7, 2008 (this “Agreement”) between Griffon Corporation, a Delaware corporation (the “Company”), and GS Direct, L.L.C., a Delaware limited liability company (the “Investor”).

BACKGROUND

WHEREAS, the Company has proposed to offer and sell certain shares of Common Stock (as defined below) pursuant to a Rights Offering (as defined below), on the terms and subject to the conditions set forth herein;

WHEREAS, the Company desires that the Investor provide, and the Investor has agreed to provide a Backstop Commitment (as defined below) to the Rights Offering, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company desires to offer and the Investor has agreed to accept, the Additional Purchase Commitment (as defined below) providing for the Investor to, in certain circumstances, subscribe for additional shares of Common Stock, on the terms and subject to the conditions set forth herein;

WHEREAS, in connection with its purchase of Common Stock pursuant to the Backstop Commitment and/or the Additional Purchase Commitment, the Investor wishes to receive certain additional rights related to its Common Stock, and the Company desires to grant such rights on the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with its obligations under this Agreement, the Company will in certain circumstances sell to the Investor in the Backstop Commitment and/or Additional Purchase Commitment, in lieu of Common Stock, certain shares of Preferred Stock (as defined below) on the terms set forth herein and in the Certificate of Designation (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE RIGHTS OFFERING AND BACKSTOP COMMITMENT

Section 1.1.           The Rights Offering.

(a)           As promptly as practicable after the date of this Agreement, the Company shall use its reasonable best efforts to prepare and file with the SEC a registration statement (including each amendment and supplement thereto, the “Registration Statement”) on Form S-3, covering the issuance of the Rights, the Common Stock in the Rights Offering (including the Backstop Acquired Shares), the Additional Acquired Shares, the Preferred Stock that may be issued in accordance with Section 2.2 of this Agreement and the Kramer Shares.  The Company shall not permit any securities to be included in the Registration Statement other than the Rights, the Common Stock to be issued in the Rights Offering (including the Backstop Acquired Shares), the Additional Acquired Shares, the Preferred Stock that may be issued in accordance with Section 2.2 of this Agreement and the Kramer Shares. The Registration Statement (and any post-effective amendments) shall be provided to the Investor and its counsel prior to its filing with the SEC, and the Investor and its counsel shall be given a reasonable opportunity to review and comment upon the Registration Statement (and any post-effective amendments).  The Company shall use its reasonable best efforts to, as promptly as practicable, (i) respond to comments to the Registration Statement raised by the staff of the SEC and (ii) cause the Registration Statement and any post-effective amendment to be declared effective by the SEC.

(b)           The Investor shall provide to the Company such information as it may reasonably require in connection with the preparation and filing of the Registration Statement.  At the time such information is provided and at the respective times the Registration Statement and any post-effective amendments thereto become effective, no such information provided by the Investor shall include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)           At the respective times the Registration Statement and any post-effective amendments thereto become effective, the Registration Statement (as amended or supplemented) shall comply in all material respects with the requirements as to form of Form S-3 and the Registration Statement and any Company SEC Documents incorporated by reference therein shall not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, that the Company shall make no such representation with respect to information provided to it by the Investor under Section 1.1(b).  The final prospectus relating to the Rights Offering filed pursuant to Rule 424 of the Securities Act (as amended or supplemented, the “Prospectus”), as of its date, shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company shall make no such representation with respect to information provided to it by the Investor under Section 1.1(b).  The previous two sentences are referred to as the “10b-5 Representation.”

(d)           Promptly following the date on which the Registration Statement is declared effective by the SEC (the “Registration Effective Date”), the Company shall print and file with the SEC the Prospectus, distribute the Prospectus to stockholders of record as of the Record Date and thereafter promptly commence a rights offering on the following terms: (i) the Company shall distribute, at no charge, one Right to each holder of record of Common Stock for each share of Common Stock held by such holder as of the Record Date, (ii) each Right shall entitle the holder thereof to purchase, at the election of such holder, such number of shares of Common Stock at the Rights Subscription Price thereby entitling such holders of rights, in the aggregate, to subscribe for an aggregate of approximately twenty million (20,000,000) shares of Common Stock (the actual aggregate number, the “Aggregate Offered Shares”), provided that no fractional shares of

Common Stock shall be issued and the Rights Subscription Price multiplied by the aggregate number of shares of Common Stock offered shall not exceed the aggregate offering amount described in the Registration Statement, (iii) each such Right shall be transferable, (iv) the rights offering shall remain open for at least sixteen (16) days, but no more than twenty (20) days or such longer period as required by Law (the “Subscription Period”), (v) each holder who fully exercises all Rights held by him shall be entitled to subscribe for additional shares of Common Stock that were not subscribed for in the Rights Offering in an amount equal to up to 20% of the shares of Common Stock for which he was otherwise entitled to subscribe (calculated prior to the exercise of any Rights); provided if insufficient remaining shares of unsubscribed shares of Common Stock are available, all over-subscription requests shall be honored on a pro rata basis, (vi) no Person may exercise the Rights to the extent the exercise thereof would cause such Person to acquire Beneficial Ownership in excess of 14.99% of the outstanding Voting Stock after giving effect to the consummation of the Rights Offering and the Backstop Commitment, and (vii) any Person who is, prior to the consummation of the Rights Offering, the Beneficial Owner of in excess of 14.99% of the outstanding Voting Stock shall be entitled to exercise the Rights (including any over-subscription right) only to the extent necessary to maintain its proportionate interest in the Voting Stock of the Company prior to the consummation of the Rights Offering and the other transactions contemplated hereby (such rights offering, the “Rights Offering”).

(e)           The Company shall not amend any of the terms of the Rights Offering described in Section 1.1(d)(i) through (vi), terminate the Rights Offering or waive any material conditions to the closing of the Rights Offering, without the prior written consent of the Investor.  Subject to the terms and conditions of the Rights Offering, the Company shall effect the closing of the Rights Offering as promptly as practicable following the end of the Subscription Period.  The closing of the Rights Offering shall occur at the time, for the Rights Subscription Price and in the manner and on the terms of the Rights Offering in Section 1.1(d), as shall be set forth in the Prospectus.

(f)            The Company shall pay all of its expenses associated with the Registration Statement, Prospectus, the Rights Offering and the other transactions contemplated hereby, including filing and printing fees, fees and expenses of any subscription and information agents, its counsel and accounting fees and expenses and costs associated with clearing the Common Stock offered thereby for sale under applicable state securities Laws.

Section 1.2.           Backstop Commitment.

(a)           Subject to the consummation of the Rights Offering and the terms and conditions of this Agreement, the Investor shall purchase from the Company, and the Company shall issue to the Investor, at a price per share equal to the Rights Subscription Price, a number of shares of Common Stock (the “Backstop Commitment”) equal to (x) the Aggregate Offered Shares minus (y) the number of shares of Common Stock subscribed for and purchased pursuant to the Rights Offering.  Within two (2) Business Days after the closing of the Rights Offering, the Company shall issue to the Investor a notice (the “Subscription Notice”) setting forth the number of shares of Common Stock subscribed for in the Rights Offering and, accordingly, the number of shares of Common Stock (and Preferred Stock, if any) to be acquired by the Investor pursuant to the Backstop Commitment.   Shares of Common Stock (and Preferred Stock, if any) acquired by the Investor pursuant to the Backstop Commitment are collectively referred to as the “Backstop Acquired Shares.”

(b)           On the terms and subject to the conditions set forth in this Agreement, the closing of the Backstop Commitment (the “Closing”) shall occur on the later of (i) the third Business Day following the issuance by the Company of the Subscription Notice and (ii) the date that all of the conditions to the Closing set forth in Article V of this Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), at 9:30 a.m. (New York City time) at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036 or such other place, time and date as shall be agreed between the Company and the Investor (the date on which the Closing occurs, the “Closing Date”).

(c)           At the Closing (i) the Company shall deliver to the Investor the certificates representing the Backstop Acquired Shares against payment by or on behalf of the Investor of the purchase price therefor by wire transfer in immediately available funds to the account designated by the Company in writing, (ii) the Company shall deliver all other documents and certificates required to be delivered to the Investor pursuant to Section 5.3, and (iii) the Investor shall deliver all documents and certificates required to be delivered to the Company pursuant to Section 5.2.

ARTICLE II

ADDITIONAL PURCHASE COMMITMENT

Section 2.1.           Additional Purchase Commitment.

(a)           Subject to the consummation of the Rights Offering and the terms and conditions of this Agreement, in the event that the Investor acquires less than ten million (10,000,000) shares of Common Stock pursuant to the Backstop Commitment (calculated including the Common Stock into which any Preferred Stock received in the Backstop Commitment pursuant to Section 2.2 is convertible) (such number of shares less than ten million (10,000,000), the “Shortfall Amount”) the Investor shall purchase (the “Additional Purchase Commitment”) from the Company an additional number of shares of Common Stock, equal to the Shortfall Amount at the Rights Subscription Price.   In the event a Shortfall Amount exists, the Subscription Notice shall also set forth the number of shares of Common Stock (and Preferred Stock, if any) to be acquired by the Investor pursuant to the Additional Purchase Commitment.  Shares of Common Stock (and Preferred Stock, if any) acquired by the Investor pursuant to the Additional Purchase Commitment are collectively referred to as the “Additional Acquired Shares,” and together with the Backstop Acquired Shares, the “Acquired Shares”).

(b)           The closing of the Additional Purchase Commitment shall occur concurrently with the Closing on the Closing Date at which time the Company shall deliver to the Investor certificates representing the Additional Acquired Shares against payment by or on behalf of the Investor of the purchase price therefor (as set forth in this Section 2.1) by wire transfer in immediately available funds to the account designated by the Company.

(c)           In consideration for the Investor agreeing to the Additional Purchase Commitment, the Company shall pay to the Investor at Closing a transaction fee in the amount of eight hundred and fifty thousand dollars ($850,000) in cash (the “Transaction Fee”); it being understood and agreed that the Company shall pay the Investor the Transaction Fee whether or not there is a Shortfall Amount.

Section 2.2.           Preferred Stock.

(a)           Notwithstanding anything in Sections 1.2 or 2.1(a) to the contrary, in the event that in the absence of this Section 2.2, after giving effect to the transactions contemplated by this Agreement, immediately following the Closing the total number of shares of Voting Stock of the Company Beneficially Owned by the Investor would entitle the Investor to exercise in excess of the Equity Cap Percentage of the aggregate voting power of all shares of Voting Stock, the Company agrees to issue and sell to the Investor and the Investor agrees to purchase from the Company the applicable Requisite Amount of Preferred Stock (at a price per share of $850.00 subject to any Adjustments) in lieu of that number of shares of Common Stock (such number of shares of Common Stock, the “Excess Common Stock”) to the extent necessary to provide that following any such purchase the Investor would not be the Beneficial Owner (calculated without giving effect to any shares of Voting Stock issuable upon the conversion of the Preferred Stock) of shares of Voting Stock of the Company that would entitle it to exercise in excess of the Equity Cap Percentage of the aggregate voting power of all shares of Voting Stock.

(b)           If, in order to comply with any governmental or non-governmental regulatory requirement to which the Company is subject, at the Closing the Investor is limited to buying fewer shares of Common Stock than it otherwise is entitled to purchase under the Backstop Commitment and/or the Additional Purchase Commitment as modified in each case by Section 2.2(a), then the number of shares of Common Stock purchased hereunder shall be reduced to the extent necessary and the number of shares of Preferred Stock purchased by the Investor shall be increased accordingly to permit compliance with such requirement and to permit the Investor to acquire the level of Beneficial Ownership in the Company that it would have acquired but for such reduction in Common Stock purchased.  If, as a result of such reduction pursuant to this Section 2.2(b), the Investor is the Beneficial Owner (calculated without giving effect to any shares of Voting Stock issuable upon the conversion of the Preferred Stock) of shares of Voting Stock of the Company that would entitle it to exercise less than the Equity Cap Percentage of the aggregate voting power of all shares of Voting Stock, then the Company shall use its reasonable best efforts, including seeking stockholder approval, to permit the Investor to acquire Beneficial Ownership (calculated without giving effect to any shares of Voting Stock issuable upon the conversion of the Preferred Stock), through the conversion of all or a portion of the Preferred Shares, of shares of Voting Stock of the Company that would entitle it to exercise the Equity Cap Percentage of the aggregate voting power of all shares of Voting Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company represents and warrants to the Investor that:

Section 3.1.            Organization.  The Company and each of its Significant Subsidiaries is duly incorporated and validly existing as a corporation or other entity in good standing under the Laws of its jurisdiction of organization and has all corporate power and authority to own its property and assets and conduct its business in all material respects as currently conducted, and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

Section 3.2.           Authorization.

(a)           The Company has all corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transaction contemplated hereby and thereby have been (or will be when delivered) duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company.  This Agreement and each Ancillary Agreement to which it is a party constitutes (or will constitute when delivered) the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles and except as may be limited by applicable Law and public policy.  Except as contemplated by Section 2.2(b), no vote or consent of stockholders of the Company is required in connection with any of the transactions contemplated by this Agreement under the Company’s certificate of incorporation, the DGCL or, to the Company’s knowledge, otherwise.

(b)           The Board has taken all necessary action to approve the Investor becoming an “interested stockholder,” such that the Investor shall not be prohibited or restricted from entering into or consummating a “business combination” with the Company (in each case as the term is used in Section 203 of the DGCL) without obtaining any stockholder vote otherwise required by such Section 203 of the DGCL as a result of the Backstop Commitment and Additional Purchase Commitment.  The execution, delivery and performance of this Agreement will not cause to be applicable to the Company any “fair price,” “moratorium,”

“control share acquisition” or other similar anti-takeover statute or regulation enacted under the DGCL, or, to the Company’s knowledge, any other Law.

Section 3.3.           Capitalization.

(a)           As of the date hereof, (i) the Company is authorized to issue up to 85,000,000 shares of Common Stock and has 30,239,433 shares of Common Stock (which excludes 481,627 shares of unvested restricted stock) outstanding and (ii) the Company is authorized to issue up to 3,000,000 shares of preferred stock that may be issued in one or more series, thirty-seven thousand (37,000) shares of which have been designated as “Series A Preferred Stock,” sixty thousand (60,000) shares of which have been designated as “Series A Junior Participating Preferred Stock”, one million nine hundred fifty thousand (1,950,000) shares of which have been designated as “Second Preferred Stock” of which one million nine hundred fifty thousand (1,950,000) shares have been designated as “Second Preferred Stock- Series 1”, and five hundred and seventy-five thousand (575,000) shares of which have been designated as $12.50 Cumulative Redeemable Exchangeable Preferred Stock and no shares of preferred stock are outstanding.  As of the date hereof there are outstanding options to purchase an aggregate of not more than 2,187,099 shares of Common Stock, all of which options are outstanding under the Stock Plans as well as the Instrument Systems Corporation 1992 Non-Qualified Stock Option Plan and the Griffon Corporation 2006 Equity Incentive Plan, as amended.  The authorized and outstanding Common Stock shall be set forth in the Registration Statement, which shall be true and correct as of the dates noted therein and as of the Closing, except with respect to any Common Stock issued pursuant to employee or director stock option or incentive compensation or similar plans outstanding as of the date hereof.   All of the outstanding shares of Capital Stock have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights.

(b)           Schedule 3.3(b) sets forth a complete and correct list of all of the Company’s Significant Subsidiaries.  Except as set forth on Schedule 3.3(b), all of the outstanding shares of capital stock of each of the Company’s Significant Subsidiaries has been duly and validly authorized and issued, are fully paid and non-assessable, were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights, and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.  Except as set forth on Schedule 3.3(b), the Company does not Beneficially Own, directly or indirectly, any material equity interests of any Person that is not a Subsidiary, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

Section 3.4.            Valid Issuance of Shares.  The Acquired Shares will be, as of the date or dates of their issuance, duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment therefor as provided in this Agreement, (a) will be validly issued, fully paid and nonassessable, (b) will not be subject to any statutory or contractual preemptive rights or other similar rights of stockholders and

(c) with respect to any shares of Preferred Stock included in the Acquired Shares shall have the rights set forth in the Certificate of Designation.

Section 3.5.           Non-Contravention; Governmental Authorizations.

(a)           The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereunder and thereunder will not: (1) conflict with or violate any provision of the Company’s certificate of incorporation (including Article Twelfth thereof) or amended by-laws of the Company; or (2) assuming compliance with the statutes and regulations referred to in Section 3.5(b) and assuming the truth and accuracy of the Investor’s representations in Section 4.5 and the Certified Ownership Percentage, (i) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any Contract to which the Company or any of its Subsidiaries is a party or by which their respective properties may be bound or affected; or (ii) conflict with or violate any Law applicable to the Company, except, in the case of clauses (2)(i) and 2(ii), as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)           Each approval, consent, order, authorization, designation, declaration or filing by or with any Governmental Entity necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated herein (except for (1) such additional steps as may be required by the New York Stock Exchange (the “NYSE”) or such additional steps as may be necessary to qualify the Acquired Shares under federal securities, state securities or blue sky Laws and (2) receipt of all approvals and authorizations of, filings with, and notifications to, or expiration or termination of any applicable waiting period under, the HSR Act or competition or merger control laws of Germany, Austria, and Brazil, or competition or merger control laws of other jurisdictions) has been obtained or made and is in full force and effect except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.6.            Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except actions, suits or proceedings which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in violation of any order, statute, rule or regulation of any Governmental Entity, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.7.           Compliance with Laws; Permits.

(a)           The Company and each of its Subsidiaries conduct their businesses in compliance with all applicable Laws and applicable stock exchange requirements, except for any noncompliance that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)           The Company and its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Governmental Entities that are required in order to carry on their business as presently conducted, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(c)           Neither the Company nor any of its Subsidiaries, or, to the knowledge of the Company, any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations or embargo regulations.

Section 3.8.           Periodic Filings; Financial Statements; Undisclosed Liabilities.

(a)     Since June 30, 2006, the Company has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto (collectively the “Company SEC Documents”), that were required to be filed with the SEC under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Company SEC Documents contained, when filed with the SEC, and if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.

(b)       The Company’s consolidated financial statements, including the notes thereto, included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes and schedules thereto) during the periods involved and present fairly in all material respects the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods specified therein (subject to the absence of notes and year-end adjustments in the case of unaudited statements).

(c)           Neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, absolute, contingent or otherwise) of a nature that would be required to be accrued or reflected in a consolidated balance sheet prepared in accordance with GAAP, other than liabilities or obligations (A) reflected on, reserved against, or disclosed in the notes to, the consolidated balance sheets of the Company Financial Statements, (B) incurred in the ordinary course of business consistent with past practice since the date of the last consolidated balance sheet in the Company Financial Statements or (C) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(d)           The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date hereof, the Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

Section 3.9.            Absence of Certain Changes.  Since December 31, 2007, the Company and its Subsidiaries, taken as a whole, have conducted their business in all material respects in the ordinary course of business, consistent with past practice.  From December 31, 2007 to the date hereof, there shall not have been any Material Adverse Effect or any Effect that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.10.          Brokers and Finders.  Except for Lazard Frères & Co. LLC and Lazard Capital Markets LLC, the fees of which will be paid by the Company, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fees, commissions or finder’s fee, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 3.11.          Contracts.

(a)           As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract which contains any provision that would prevent the Investor or any of its Affiliates in their capacity as such (after consummation of the transactions contemplated hereby) from operating in a particular line or lines of business.

(b)           As of the date hereof, neither the Company nor any of its Subsidiaries, nor any of their directors or officers, or to the knowledge of the Company, any of the Company’s or any of its Subsidiaries’ employees is (or for the last five (5) years has been) under administrative, civil or criminal investigation, indictment or audit (except routine audits, such as DCAA audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid or proposal.

(c)           As of the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their employees, is (or for the last five (5) years has been) suspended or debarred from doing business with any Governmental Entity.

Section 3.12.          Employee Benefits.

(a)           Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, no material payment (whether of severance pay, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee will occur solely as a result of either the execution of or the performance of the transactions contemplated in this Agreement.  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, no payment or benefit that will be made by the Company or any of its subsidiaries with respect to any Employee, solely as a result of either the execution of or the performance of the transactions contemplated in this Agreement, will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

(b)           The Company represents and warrants that neither the execution of, nor the performance of the transactions contemplated in, this Agreement will result in a violation, in any material respect, of any Law (including ERISA and the regulations promulgated thereunder) with respect to the Griffon Corporation Employee Stock Ownership Plan (as amended).

Section 3.13.          No Further Reliance.  The Company acknowledges that it is not relying upon any representation or warranty made by the Investor not set forth in this Agreement or in an Ancillary Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company that:

Section 4.1.            Organization and Authority.  The Investor is duly formed and validly existing in good standing as a limited liability company under the laws of the state of Delaware and has all corporate power and authority to own its property and assets and conduct its business in all material respects as currently conducted and has been duly qualified as a foreign limited liability company for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

Section 4.2.            Authorization.  The Investor has all limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Investor’s board of directors or managing members or partners, as the case may be, and no further approval or authorization by any of its stockholders, members, partners or other equity owners is required.  This Agreement constitutes the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles and except as may be limited by applicable Law and public policy.

Section 4.3.            Non-Contravention; Governmental Authorization.

(a)            The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereunder will not: (1) conflict with or violate any provision of its certificate of formation, limited liability company agreement or similar governing documents; or (2) assuming compliance with the statutes and regulations referred to in Section 4.3(b), (i) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any agreement, lease, mortgage, license, indenture or any other contract to which the Investor is a party or by which its properties may be bound or affected; or (ii) conflict with or violate any order, Law, statute, rule or regulation of any Governmental Entity, applicable to the Investor, except in the case of clause (2)(i) and (2)(ii), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b)            Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other Governmental Entity necessary in connection with the execution and delivery by the Investor of this Agreement and the consummation of the transactions contemplated herein (except for (1) such additional steps as may be required by the NYSE or such additional steps as may be necessary to qualify the Acquired Shares under federal securities, state securities or blue sky Laws and (2) receipt of all approvals and authorizations of, filings with, and notifications to, or expiration or termination of any applicable waiting period, under the HSR Act, competition or merger control laws of Germany, Austria, and Brazil, or competition or merger control laws of other jurisdictions) has been obtained or made and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c)           Neither the Investor, nor, to the knowledge of the Investor, any other Persons acting on its behalf has, in connection with the operation of its business, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations or embargo regulations.

Section 4.4.            Securities Act Compliance.  The Acquired Shares being acquired by the Investor hereunder are being acquired for its own account, for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities Laws.  The Investor is an ‘‘accredited investor’’ within the meaning of Rule 501(a) promulgated under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on ownership, sale, transfer or other disposition of the Acquired Shares.  The Investor understands that the Acquired Shares may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law.

Section 4.5.            Ownership.  As of the date of this Agreement, The Goldman Sachs Group, Inc. is not the Beneficial Owner of in excess of 2% of the Total Voting Power of the Company.

Section 4.6.            Financial Capability.  At the Closing the Investor will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

Section 4.7.            Brokers and Finders.  Neither the Investor nor any of its Affiliates or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fees, commissions or finder’s fee, and no broker or finder has acted directly or indirectly for the Investor or any of its Affiliates or any of their respective officers or directors in connection with this Agreement or the transactions contemplated hereby.

Section 4.8.            No Further Reliance.  The Investor acknowledges that it is not relying upon any representation or warranty made by the Company not set forth in this Agreement or in an Ancillary Agreement.  The Investor acknowledges that it has conducted such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries that the Investor considers sufficient for purposes of the purchase of the Acquired Shares.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1.            Conditions to the Obligations of the Company and the Investor.  The obligations of the Company and the Investor to effect the Closing shall be subject to the following conditions:

(a)           receipt of all approvals and authorizations of, filings with, and notifications to, or expiration or termination of any applicable waiting period, under the HSR Act and competition or merger control laws of Germany, Austria and competition or merger control laws of other jurisdictions required to consummate the transactions contemplated hereunder;

(b)           no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of any of the transactions contemplated at the Closing; and

(c)           the consummation of the Rights Offering in accordance in all material respects with the terms and subject to the conditions set forth in Section 1.1(d) hereof.

Section 5.2.            Conditions to the Obligations of the Company.  The obligations of the Company to effect the Closing shall be subject to the following conditions:

(a)           all representations and warranties of the Investor in this Agreement shall be true and correct as of the date hereof and as of the Registration Effective Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(b)           the Investor shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(c)           the Company shall have received a certificate, signed by an officer of the Investor, certifying as to the matters set forth in Sections 5.2(a) and 5.2(b); and

(d)           the Company shall have received a certificate, signed by an officer of the Investor, certifying the amount, if any, of The Goldman Sachs Group Inc.’s Beneficial Ownership percentage of Voting Stock as of the close of business on the Business Day immediately prior to the Closing Date (such amount the “Certified Ownership Percentage”).

Section 5.3.            Conditions to the Obligations of the Investor.  The obligations of the Investor to effect the Closing shall be subject to the following conditions:

(a)           The 10b-5 Representation shall be true and correct in all respects (A) in the case of the Registration Statement and any post-effective amendments thereto, at the respective times referred to in Section 1.1(c), and in the case of the Prospectus, as of its date, and (B) as of the Closing Date, except that in the case of this clause (B) all references to any time period or date referred to in Section 1.1(c) shall be deemed to be references to the Closing Date.  All other representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality, Material Adverse Effect or words of similar import, shall be true and correct as of the date hereof and as of the Registration Effective Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) that are not qualified by materiality, Material Adverse Effect or words of similar import, shall be true and correct in all material respects as of the date hereof and as of the Registration Effective Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).  Notwithstanding the foregoing, the Investor shall not be permitted to invoke the condition set forth in this Section 5.3(a) with respect to any fact or event if prior to such time the Company has given written notice (the “Event Notice”) to the Investor that such event or fact would reasonably be expected to cause the condition set forth in this Section 5.3(a) to not be satisfied, and the Investor has failed to reserve its rights with respect to such fact or event by giving written notice to the Company (the “Reservation Notice”) within ten (10) Business Days after receipt thereof (such waived fact or event, the “Waived Fact”);  provided, however, that the Investor shall be permitted to invoke any of the conditions set forth in this Section 5.3(a) with respect to facts or events not contained in any Event Notice or with respect to the aggregate effect of such Waived Fact(s) and any unrelated subsequent non-Waived Facts;

(b)           the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(c)           the Investor shall have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Sections 5.3(a) and 5.3(b);

(d)           since the date of this Agreement, there shall not have been any Material Adverse Effect or any Effect that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;

(e)           the shares of Common Stock to be issued in the Rights Offering (including pursuant to the Backstop Commitment) and, if applicable, pursuant to the Additional Purchase Commitment, shall be approved for listing on the NYSE, subject to official notice of issuance;

(f)            if the Company is obligated to issue shares of Preferred Stock pursuant to Section 2.2, the Company shall have caused to be filed with the Delaware Secretary of State the Certificate of Designation and the Certificate of Designation shall be effective;

(g)           the Investor shall have received a registration rights agreement substantially in the form of Annex II hereto, duly executed by the Company (the “Registration Rights Agreement”);

(h)           simultaneously with the Closing, the Initial Investor Designees shall have been appointed to the Board;

(i)            Ronald J. Kramer shall have, after the date hereof and prior to or concurrently with the Closing acquired from the Company not less than five hundred thousand (500,000) shares of Common Stock on terms no less favorable to the Company than the terms pursuant to which the stockholders of the Company may acquire shares of Common Stock pursuant to the Rights Offering (the “Kramer Shares”);

(j)            The Company’s auditors shall have delivered a comfort letter (addressed to the Board) in the form customarily delivered to dealer managers of registered rights offerings, with respect to the Registration Statement and the Prospectus to the Board; and

(k)           the Investor shall have received signed opinions, dated as of the Closing Date, of Dechert LLP, counsel for the Company, substantially in the forms set forth on Schedule 5.3(k).

ARTICLE VI

COVENANTS

Section 6.1.            Conduct of the Business.  Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall not, and shall cause each of its Subsidiaries not to, take any actions outside of the ordinary course of business consistent with past practice that are material to the Company and its Subsidiaries, taken as a whole, without the prior written consent of the Investor (such consent not to be unreasonably withheld, conditioned or delayed).  During the Pre-Closing Period, (i) except as contemplated by this Agreement or the Ancillary Agreements, as required by Law or as set forth on Schedule 6.1, the Company shall not, and shall cause each of its Subsidiaries not to (A) declare or pay any dividend or distribution on its shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company), (B) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (C) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any of its shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock, (D) other than Excluded Issuances, issue, grant, deliver or sell any shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock (other than with respect to the issuance of the Rights and the Common Stock (and, if applicable, Preferred Stock) issuable upon the exercise thereof), (E) make any amendments to their organizational documents, (F) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination, other than sales of assets in the ordinary course of business consistent with past practice; (G) make any material acquisitions, by purchase or other acquisition of shares or other equity interests, or by merger, consolidation or other business combination, or material purchase of any property or assets, to or from any Person (except for acquisitions made by the Company or any direct or indirect wholly owned Subsidiary of the Company from the Company or any other direct or indirect wholly owned Subsidiary of the Company), (H) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or (I) agree or commit to do any of the foregoing and (ii) if the Company takes any action (other than with respect to the issuance of the Rights and the Common Stock issuable upon the exercise thereof) that would require any anti-dilution adjustments to be made under the Certificate of Designation as if issued on the date of this Agreement, the Company shall make such appropriate adjustment (the “Adjustments”).

Section 6.2.            Securities to be Issued.  The Common Stock and Preferred Stock, if any, to be issued to the Investor pursuant to this Agreement shall be subject to the terms and provisions of the Company’s certificate of incorporation.  In addition, the terms of any shares of Preferred Stock issued pursuant to this Agreement hereof shall be subject to the terms and provisions of the Certificate of Designation.

Section 6.3.            Efforts.  From the date hereof until the earlier of the Closing and the date that this Agreement is terminated pursuant to Section 8.1, the Investor and the Company shall (i) promptly file any and all Notification and Report Forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby, and use commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly make an appropriate filing under the competition or merger control laws of Germany, Austria, and Brazil and, if required, competition or merger control laws of other jurisdictions, and use commercially reasonable efforts to obtain a decision from the appropriate regulatory authorities allowing the consummation of the transactions contemplated hereby; (iii) use commercially reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (iv) use commercially reasonable efforts to supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity; (v) promptly inform the other party of any substantive meeting, discussion, or communication with any Governmental Entity (and shall supply to the other party any written communication or other written correspondence or memoranda prepared for such purpose, subject to applicable Laws relating to the exchange of information) in respect of any filings, investigation or inquiry concerning the transactions contemplated herein, and shall consult with the other party in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat and (vi) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate the Closing and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Law with respect to the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require the Investor or any of its Affiliates to enter into any agreement with any Governmental Entity or to consent to any authorizations, consents, approvals of governments and governmental agencies requiring the Investor or any of its Affiliates to hold separate or divest, or to restrict the dominion or control of, any of its assets or businesses or any of the stock, assets or business of the Investor, the Company or any of their Affiliates.  The Company shall reimburse the Investor for fifty percent (50%) of all filing fees incurred by the Investor with respect to all filings contemplated by clauses (i) and (ii) of this Section 6.3, within five (5) Business Days of the date each such fee is paid by the Investor.

Section 6.4.            Non-Solicitation.  (a) From the date hereof until the earlier of the Closing and the date this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly: (i)(A) initiate, solicit or knowingly encourage (including by way of providing information), (B) engage in any discussions or negotiations regarding, (C) otherwise knowingly cooperate with or knowingly assist any Person in connection with, or (D) knowingly facilitate any inquiries or the making of, any inquiry, proposal or offer that constitutes or that would reasonably be expected to lead to an Equity Investment or Acquisition Transaction, except, in the case of an Acquisition Transaction, in response to an unsolicited proposal that the Board determines in good faith could reasonably be expected to lead to a Superior Transaction (and following execution of a customary confidentiality agreement), or (ii) approve or recommend, or publicly propose to approve or recommend, an Equity Investment or enter into any Contract, letter of intent, agreement in principle or other similar agreement providing for or relating to an Equity Investment.  As of the date hereof, the Company and its Subsidiaries shall immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 6.4 conducted theretofore by the Company, its Subsidiaries or its or their Representatives with respect to any Equity Investment or Acquisition Transaction.

(b)   The Company shall notify the Investor promptly (and in any event within 48 hours) of any determination of the Board in good faith that a proposal received by the Company for an Acquisition Transaction could reasonably be expected to lead to a Superior Transaction.

(c)           Notwithstanding the foregoing, if the Board determines in good faith after receiving the advice of its financial advisors and outside legal counsel, in response to a bona fide written proposal for an Acquisition Transaction that was unsolicited and that did not otherwise result from a breach of this Section 6.4, that such proposal for an Acquisition Transaction constitutes a proposal for a Superior Transaction, the Company may enter into a definitive agreement to effect such Superior Transaction and terminate this Agreement pursuant to Section 8.1(e); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.4(c) and Section 8.1(e), and any purported termination shall be void and of no force or effect, unless the Company prior to or concurrently with such action pays to the Investor the Termination Fee.

Section 6.5.            Publicity.  On the date hereof, the Company shall issue a press release in the form attached as Annex III hereto.  No other public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  The provisions of this Section 6.5 shall not restrict the ability of a party hereto to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document or other report required by Law, regulation or stock exchange rule so long as the other party is provided a reasonable opportunity to comment on such disclosure in advance.

Section 6.6.            Preferred Stock.  If the Company is obligated to issue shares of Preferred Stock pursuant to Section 2.2, (a) prior to the first such issuance the Company shall cause to be filed with the Delaware Secretary of State the Certificate of Designation; and (b) from the date of the issuance of such Preferred Stock until the date on which all the Preferred Stock is converted into Common Stock, the Company shall at all times have reserved for issuance, free of pre-emptive or similar rights, a sufficient number of shares of authorized and unissued Common Stock to effectuate the conversion of the Preferred Stock.

Section 6.7.            Exercise of Rights.  The Investor shall refrain from exercising any Rights it receives (if any) with respect to shares of Common Stock it owns as of the Record Date.

Section 6.8.            Control of the Investor. The Investor represents and warrants to the Company, for so long as it holds Voting Stock pursuant to this Agreement, that it is Controlled, directly or indirectly, by The Goldman Sachs Group, Inc., and covenants that during the term of this Agreement, it shall not, without the prior written consent of the Company, take or permit any action which would result in the direct or indirect transfer of Control of it from The Goldman Sachs Group, Inc. to any other Person.

Section 6.9.            Share Listing.  The Company shall as promptly as practicable after the date of this Agreement use its reasonable best efforts to cause the Common Stock to be issued in the Rights Offering (including pursuant to the Backstop Commitment) and, if applicable, pursuant to the Additional Purchase Commitment, to be approved for listing on the NYSE, subject to official notice of issuance.  The Company shall as promptly as practicable after a notice of conversion is delivered to the Company pursuant to the Certificate of Designations use its reasonable best efforts to cause the Common Stock issuable upon conversion of the Preferred Stock to be approved for listing on the NYSE, subject to official notice of issuance.

Section 6.10.          Access.  From the date hereof until the earlier of the Closing and the date that this Agreement is terminated pursuant to Section 8.1, subject to applicable Law, the Company shall grant the Investor, upon reasonable advance notice, such access to its books, records, properties and such other information as the Investor may reasonably request; provided that any investigation of such information shall be conducted during normal business hours and in such manner as not to interfere with the conduct of the business of the Company; provided, further, the Company shall not be required to disclose any information to the extent (i) prohibited by applicable Law or regulation or rule of the NYSE, or (ii) such disclosure could reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or could reasonably be expected to cause a risk of a loss of privilege to the Company or any of its Subsidiaries.

Section 6.11.          Executive Agreements and Plans.

(a)           With respect to the Griffon Corporation Senior Management Incentive Compensation Plan (the “Incentive Plan”), the Company (i) represents and warrants that the only individual with any rights under the Incentive Plan is Harvey R. Blau, and (ii) shall obtain a signed statement during the Pre-Closing Period from Harvey R. Blau in a form reasonably acceptable to the Investor in which Mr. Blau, in his individual capacity, acknowledges, that (A) as of the date hereof, Mr. Blau is entitled to the bonus, if any, payable under the Incentive Plan with respect to the current fiscal year pro-rated based on the number of days Mr. Blau was employed as the Company’s Chief Executive Officer in the current fiscal year over 365, and (B) except for the payment described in clause (A) of this sentence, Mr. Blau will not be entitled to any other payments (including by reason of a “Change of Control” as such term is defined in the Incentive Plan) under the Incentive Plan, either as of the Closing Date or in the future.

(b)           With respect to the Employment Agreement between the Company and Harvey R. Blau, entered into as of October 1, 1998 and as last amended on August 3, 2007 (the “Blau Agreement”), the Company (i) represents and warrants, and (ii) shall obtain a signed statement during the Pre-Closing Period from Harvey R. Blau in a form reasonably acceptable to the Investor in which Mr. Blau, in his individual capacity, acknowledges, that no amounts are or will be owed to Mr. Blau under the Blau Agreement solely in respect of the Change in Control (as such term is defined in the Blau Agreement) that may occur as a result of the transactions contemplated by this Agreement, provided however, that nothing in the foregoing shall diminish or forfeit Mr. Blau’s rights to payments or benefits, if any, that may be due under Sections 9(b), 12 or 13 of the Blau Agreement.

(c)           With respect to any stock options outstanding as of the date hereof (the “Options”) granted pursuant to the Griffon Corporation 1995 Stock Option Plan, the Griffon Corporation 1997 Stock Option Plan, the Griffon Corporation 1998 Stock Option Plan, the Griffon Corporation 2001 Stock Option Plan, and the Griffon Corporation 1998 Employee and Director Stock Option Plan (as amended) (each, a “Stock Plan” and together, the “Stock Plans”), neither the Board nor the Committee (as such term is defined in each of the respective Stock Plans) shall take any action to: (a) accelerate the vesting or exercisability of the Options notwithstanding it may be permitted under the terms of such Stock Plans and/or agreements (the “Award Agreements”) evidencing Options awarded under the Stock Plans in the event of a Change in Control (as such term is defined in each of the respective Stock Plans) that may occur as a result of the transactions contemplated by this Agreement, or (b) substitute, adjust, or otherwise modify the Options notwithstanding it may be permitted under the Stock Plans and/or Award Agreements as a result of the transactions contemplated by this Agreement, other than substitutions, adjustments or modifications as may be necessary (or as the Board/Committee reasonably deems advisable upon the advice of counsel) to eliminate adverse tax consequence to a holder of capital stock of the Company under Section 305 of the Code and the Treasury Regulations promulgated thereunder (provided that any such adjustment or modification shall be made in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder).

(d)           The Company shall, promptly following the date of this Agreement, use its commercially reasonable efforts to obtain an exemption from the U.S. Department of Labor pursuant to Section 408(a) of ERISA which provides that the restrictions of Section 406 of ERISA and the sanctions resulting from application of Section 4975 of the Code shall not apply to the execution or performance of the transactions contemplated in this Agreement with respect to the Griffon Corporation Employee Stock Ownership Plan (as amended).

Section 6.12.          Termination of Confidentiality Agreement; Confidentiality.

(a)           The Company and the Investor acknowledge and agree that as of the date hereof the Confidentiality Agreement, and all provisions thereof, shall be terminated and be of no further force or effect.

(b)           Notwithstanding the foregoing, from the date hereof until the first anniversary of the date hereof, the Investor will, and will cause its Representatives, to keep all information regarding the Company (whether prepared by the Company, its Representatives or otherwise, whether in oral, written, electronic or other form) received under the terms of the Confidentiality Agreement or pursuant to this Agreement (collectively, the “Information”) confidential except (i) the Investor may disclose Information to its Representatives, (ii) Information that becomes generally available to the public other than as a result of a disclosure in violation of this Agreement by the Investor or its Representatives, (iii) Information that was available to the Investor on a nonconfidential basis prior to its disclosure, directly or indirectly, by the Company or its Representatives, (iv) Information that becomes available to the Investor on a nonconfidential basis from a person other than the Company who, to the knowledge of the Investor, is not bound by a confidentiality agreement with the Company or otherwise prohibited from transferring such information to the Investor, (v) Information that the Company agrees may be disclosed, (vi) Information that was or is developed by the Investor its Representatives without the use of or reference to the Information or any derivative thereof, or (vii) to the extent the Investor is required by Law, legal process or regulatory authority to disclose such Information.

Section 6.13.          Right to Use Names and Logos.   From and after the Closing Date and until the date on which the Investor ceases to Beneficially Own 10% or more of the Total Voting Power of the Company, the Company hereby grants to the Investor the right to use the Company’s GRIFFON word mark, stylized word mark and logo (collectively, the “Griffon Marks”) in the Investor’s and its Affiliates’ marketing materials solely for the purpose of indicating in a factual manner the Investor’s ownership interest in the Company; provided, however, that (a) the Investor shall not use the Griffon Marks in a manner that is likely to confuse the public to believe that the Company is providing or sponsoring any offering, securities, product or service provided by Investor; (b) the Investor shall include a prominent trademark attribution notice giving notice of the Company’s or its Subsidiary’s ownership of its trademarks in any such marketing materials in which the names and/or logos appear;  (c) in order to preserve the inherent value of such names and logos, the Investor agrees to use reasonable efforts to ensure that it maintains the quality of the Investor’s business and the operation thereof; (d) the Investor shall at all times use such names and logos in accordance with any style guidelines established by the Company and communicated to the Investor from time to time in writing; (e) the Investor shall, upon the request of Company, provide copies of such marketing materials to Company and (f) notwithstanding anything to the contrary herein, the Company shall at all times have the right to direct the Investor to cease any use of the Griffon Marks which violates any requirement under this Section or which is otherwise likely to disparage, dilute or impair the value of the Griffon Marks or the Company’s goodwill associated therewith.

Section 6.14.          Non-Compete Contracts.  The Company shall use its commercially reasonable efforts to (a) identify each Company Contract that contains any provision that would prevent the Investor or its Affiliates in their capacity as such (after consummation of the transactions contemplated hereby) from operating in a particular line or lines of business and (b) effect an amendment to each such Contract identified so that such restriction will not apply to the Investor or any of its Affiliates.  From and after the Closing and until the Investor ceases to Beneficially Own 10% or more of the Total Voting Power of the Company, the Company shall not enter into any Contract that contains provisions that would prevent the Investor or its Affiliates (in their capacity as such) from operating in a particular line or lines of business.

ARTICLE VII

GOVERNANCE AND OTHER RIGHTS

Section 7.1.            Initial Investor Nominees.  The Company and the Investor agree as follows:

(a)           Prior to the Closing Date, the Investor shall provide to the Company a list of initial Investor Nominees (including details as to which shall be nominated in each circumstance set forth in Section 7.2(a)), each of whom shall be reviewed promptly by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”).

(b)           On the Closing Date the Company will cause to be elected or appointed to the Board the Initial Investor Designees, as applicable, subject to satisfaction of all legal and governance requirements regarding services as a director of the Company and, if not already received, the reasonable approval of the Nominating Committee.

(c)           The Company shall take all actions necessary to ensure that on the Closing Date the Board will have a number of vacancies at least equal to the number of Initial Investor Designees.

Section 7.2.            Governance Matters.  The Company and the Investor agree that effective as of the Closing Date and terminating automatically upon the earlier of (i) the date on which the Investor ceases to Beneficially Own 10% or more of the Total Voting Power of the Company and (ii) the date on which the Common Stock ceases to be registered under Section 12 of the Exchange Act:

(a)           Investor’s Board Representation.

(i)            For so long as the Investor Beneficially Owns 29.9% or more of the Total Voting Power of the Company, the parties hereto shall exercise all authority under applicable Law to cause any slate of directors presented to stockholders for election to the Board to consist of such nominees that, if elected, would result in the Board containing four (4) Investor Directors.

(ii)           For so long as the Investor Beneficially Owns less than 29.9% but at least 20% of the Total Voting Power of the Company, the parties hereto shall exercise all authority under applicable Law to cause any slate of directors presented to stockholders for election to the Board to consist of such nominees that, if elected, would result in the Board containing three (3) Investor Directors.

(iii)          For so long as the Investor Beneficially Owns less than 20% but at least 15% of the Total Voting Power of the Company, the parties hereto shall exercise all authority under applicable Law to cause any slate of directors presented to stockholders for election to the Board to consist of such nominees that, if elected, would result in the Board containing two (2) Investor Directors.

(iv)          For so long as the Investor Beneficially Owns less than 15% but at least 10% of the Total Voting Power of the Company, the parties hereto shall exercise all authority under applicable Law to cause any slate of directors presented to stockholders for election to the Board to consist of such nominees that, if elected, would result in the Board containing one (1) Investor Director.

(b)           Finance Committee.  The Company shall cause the Board to create and maintain a finance committee, with a charter substantially in the form of Annex IV hereto. The finance committee shall consist of five (5) members, of which two (2) shall be Investor Directors for so long as the Investor is entitled to designate two (2) or more Investor Nominees for election to the Board pursuant to this Section 7.2; provided, if the Investor is entitled to designate only one (1) Investor Nominee for election to the Board pursuant to Section 7.2(a), then only one (1) of the members of the finance committee shall be an Investor Director.  The remaining members of the finance committee shall be selected by the Non-Investor Directors from among the Non-Investor Directors.

(c)           Information.  Subject to the execution of a customary confidentiality agreement in form reasonably satisfactory to the Company and the Investor, the Company shall grant the Investor, upon reasonable advance notice, such access to its books, records, properties and such other information as the Investor may reasonably request; provided that any investigation of such information shall be conducted during normal business hours and in such manner as not to interfere with the conduct of the business of the Company; provided, further, the Company shall not be required to disclose any information to the extent (i) prohibited by applicable Law or regulation or rule of the NYSE, or (ii) such disclosure could reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or could reasonably be expected to cause a risk of a loss of privilege to the Company or any of its Subsidiaries.

Section 7.3.            Procedural Matters.  The Company and the Investor agree that effective as of the Closing Date and terminating automatically upon the earlier of (i) the date on which the Investor ceases to Beneficially Own 10% or more of the Total Voting Power of the Company and (ii) the date on which the Common Stock ceases to be registered under Section 12 of the Exchange Act:

(a)           Independence.  At all times, a majority of the Board and the Nominating Committee shall be comprised of individuals who satisfy the independence criteria of the NYSE and are independent of the Investor and its Affiliates.

(b)           Designation of Slate.

(i)            Any Investor Nominees that are to be included in a slate of directors pursuant to Section 7.2 shall be designated by the Investor by prior written notice to the Company, subject to the reasonable approval by the Nominating Committee and further subject to applicable Law and the Nominating Committee’s fiduciary duties.  Any Non-Investor Director nominees who are to be included in any slate of directors shall be designated by the Nominating Committee. The Nominating Committee shall nominate each person so designated, subject to applicable Law and its fiduciary duties.

(ii)           If, for any reason, a nominated Investor Director is not elected to the Board by the stockholders, then the Company shall exercise all authority under applicable Law to cause such person to be elected to the Board.

(c)                                  Resignations and Replacements.

(i)                                     Subject to paragraph (ii) below, if at any time an Investor Director resigns or is removed in accordance with applicable Law or the Company’s by-laws, a new Investor Director shall be nominated by the Nominating Committee pursuant to the procedures set forth in this Section 7.3.

(ii)                                  Subject to paragraph (iii) below, if at any time the number of Investor Nominees entitled to be nominated to the Board in accordance with Section 7.2(a) in an election of directors presented to stockholders would decrease, within 10 days thereafter the Investor shall use its reasonable best efforts to cause a sufficient number of Investor Directors to resign from the Board so that the number of Investor Directors on the Board after such resignation(s) equals the number of Investor Nominees that the Investor would have been entitled to designate had an election of directors taken place at such time. Any vacancies created by the resignations required by this Section 7.3(c)(ii) shall be filled with Non-Investor Directors as designated by the Nominating Committee.

(iii)                               If at any time the percentage of the Total Voting Power of the Company Beneficially Owned by the Investor decreases as a result of an issuance of Voting Stock by the Company (other than any Excluded Issuance), the Investor may in good faith notify the Company that the Investor intends to acquire a sufficient amount of additional Voting Stock in accordance with and to the extent permitted by Section 7.4(b) of this Agreement necessary to maintain its then current level of Board representation within 90 days.  In such event, until the end of such period (and thereafter if the Investor in fact restores its percentage to the extent necessary to maintain its then current level of Board representation and provided that the Investor continues to maintain the requisite level of Beneficial Ownership of Voting Stock in accordance with Section 7.2(a)) the Board shall continue to have the number of Investor Directors that corresponds to the percentage of the Total Voting Power of the Company Beneficially Owned by the Investor prior to such issuance of Voting Stock by the Company.

(d)                                 Solicitation and Voting of Shares.

(i)                                     The Company shall recommend that its stockholders vote in favor of the slate of directors nominated in accordance with Section 7.2 and Section 7.3(b) and use its commercially reasonable efforts to solicit from the stockholders of the Company eligible to vote for the election of directors proxies in favor of the Board nominees selected in accordance with Section 7.2 and Section 7.3(b).

(ii)                                  In any election of directors or at any meeting of the stockholders of the Company called expressly for the removal of directors, the Investor shall be present for purposes of establishing a quorum and shall vote all of its Voting Stock entitled to vote (i) in favor of any nominee or director selected in accordance with Section 7.2 and/or Section 7.3(b) and (ii) against the removal of any director designated in accordance with Section 7.2 and/or Section 7.3(b) hereof.

(iii)                               Except as provided above or in Section 7.4, the Investor shall be free to vote in its sole discretion all of its Voting Stock entitled to vote on any other matter submitted to or acted upon by stockholders; provided, however, that, to the extent the Investor has the right to vote on any matter brought before a meeting of the stockholders of the Company (other than with respect to the election and/or removal of directors) in excess of 29.9% of the Total Voting Power of the Company (such excess, the “Excess Voting Stock”) the Investor shall cause the Excess Voting Stock to be voted with respect to such matters in the same proportion as all other Voting Stock is voted with respect to such matter.  The Investor hereby appoints the Company, its designees, and each of them individually, as the sole and exclusive attorneys and proxies of the Investor, with full power of substitution and re-substitution, to the full extent of the Investor’s right, with respect to any Excess Voting Stock, and empowers such attorneys and proxies to exercise all voting rights in accordance with the provisions of Sections 7.3(d)(ii) and (iii) (including, the power to execute and deliver written consents with respect to such Voting Stock) of the Investor at any time prior to termination of this Section 7.3 at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting.  The Investor confirms that this proxy is irrevocable, is coupled with an interest, and is granted in consideration of the Company entering into this Agreement.

(e)                                  Expenses; Insurance.  The Company agrees that the Investor Directors shall be entitled to the same rights, privileges and compensation as the other members of the Board in their capacity as such, including with respect to insurance coverage and reimbursement for Board participation and related expenses.  The Company shall maintain, at its own expense, directors’ and officers’ liability insurance with coverage no less favorable to the directors than the policies that are in effect on the date hereof.

Section 7.4.                                   Standstill; Transferability.  From the date hereof until the earlier of (i) the date on which the Investor ceases to Beneficially Own 10% or more of the Total Voting Power of the Company and (ii) the date on which the Common Stock ceases to be registered under Section 12 of the Exchange Act:

(a)                                  Without the prior written consent of the Company (which consent may be granted or withheld in its sole discretion), the Investor shall not, and shall not cause or act in concert with any of its Affiliates to, directly or indirectly, by purchase or otherwise, acquire, agree to acquire or offer to acquire Voting Stock or direct or indirect rights or options to acquire Voting Stock, except the Acquired Shares, any Additional Shares pursuant to Section 7.4(b) and any shares of Common Stock received upon conversion of Preferred Stock (including, in each case any distributions in respect thereof to the extent permitted by the applicable terms of this Agreement and the Certificate of Designations) and as otherwise permitted pursuant to this Section 7.4.

(b)                                 Notwithstanding Section 7.4(a), if at any time the percentage of the Total Voting Power of the Company Beneficially Owned by the Investor decreases as a result of an issuance of Voting Stock by the Company (other than any Excluded Issuance) (a “Dilutive Issuance”), the Investor may acquire in the secondary market such additional number of shares of Common Stock but only to the extent necessary to maintain the Total Voting Power of the Company that the Investor Beneficially Owned prior to such Dilutive Issuance, provided that, after giving effect to any such acquisition, the Investor would not be the Beneficial Owner (calculated without giving effect to any shares of Voting Stock issuable upon the conversion of the Preferred Stock) of in excess of the Equity Cap Percentage of the aggregate voting power of all shares of Voting Stock (such additional shares acquired, the “Additional Shares”).

(c)                                  The Investor shall not, directly or indirectly, sell, transfer or otherwise dispose of any of its Voting Stock, other than (i) to any Affiliates of the Investor, provided any such transferee shall execute an agreement in form and substance reasonably satisfactory to the Company, pursuant to which such proposed transferee agrees to be bound by the terms and conditions of this Agreement, (ii) in an underwritten registered offering or (iii) sales, transfers, or other dispositions (not including pledges) in a transaction that, to the knowledge of the Investor, does not result in the acquisition of Voting Stock by any Person or Group that, after giving effect to such acquisition, will Beneficially Own 10% or more of the Total Voting Power of the Company (provided, however, that prior to any such sale, transfer or other disposal of Voting Stock by the Investor pursuant to this Section 7.4(c)(iii), the Investor shall deliver to the Company a certificate executed by an officer of the Investor representing that, to its knowledge, after reasonable inquiry, after the proposed transfer of such Voting Stock the transferee shall not Beneficially Own 10% or more of the Total Voting Power of the Company). Any purported transfer of Voting Stock that is inconsistent with the provisions of this Section 7.4(c) and Section 9.4 shall be null and void and of no force or effect.

(d)                                 Notwithstanding the foregoing, nothing in this Section 7.4 shall (i) prohibit or restrict the Investor from responding to any inquiries from any stockholders of the Company as to the Investor’s intention with respect to the voting of any Voting Stock Beneficially Owned by it so long as such response is consistent with the terms of this Agreement; (ii) restrict the right of each Investor Director on the Board or any committee thereof to vote on any matter as such individual believes appropriate in light of his or her duties as a director or committee member or restrict the manner in which an Investor Director may participate in his or her capacity as a director in deliberations or discussions at meetings of the Board or as a member of any committee thereof; (iii) except as set forth in the Certificate of Designation, prohibit the Investor from Beneficially Owning Voting Stock issued as dividends or distributions in respect of, or issued upon conversion, exchange or exercise of, securities which the Investor is permitted to Beneficially Own under this Agreement, provided that, after giving effect to any such dividend or distribution, the Investor would not be the Beneficial Owner (calculated without giving effect to any shares of Voting Stock issuable upon the conversion of the Preferred Stock) of in excess of the Equity Cap Percentage of the aggregate voting power of all shares of Voting Stock; (iv) prohibit or restrict the Investor from making a proposal regarding an Acquisition Transaction directly to the Board, provided that (x) unless required by applicable Law, in no event may the Investor or any of its Representatives make such proposal public, (y) if, following its receipt of the Investor’s proposal, the Board determines to commence a process with respect to a potential Acquisition Transaction, the Company shall permit the Investor to participate in such process and (z) if, pursuant to actions taken by the Board following its receipt of the Investor’s proposal, the Board determines to accept and recommend to the Company’s stockholders an Acquisition Transaction from another party (the “Alternate Acquisition Transaction”) that the Board believes to be superior to the Investor’s proposed Acquisition Transaction, then the Investor shall vote its Voting Stock in the same proportion as all other Voting Stock is voted with respect to such Alternate Acquisition Transaction or, in the case of a tender offer, tender its shares of Company stock in the same proportion as is tendered by all other holders of Company stock, (v) prohibit the Investor from disclosing in accordance with its respective obligations (if any) under the federal securities Laws or other applicable Law its desire (if any) that the Company become the subject of an Acquisition Transaction or (vi) limit the activities of Goldman, Sachs & Co. and its Affiliates (including, the employees of the Principal Investment Area of Goldman, Sachs & Co. who work for the Investor) who are not the Investor, nor restrict Goldman, Sachs & Co. and its Affiliates (including, the employees of the Principal Investment Area of Goldman, Sachs & Co. who work for the Investor) who are not the Investor from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity or other similar activities; provided, in the case of clause (vi) that such Person is not acting in concert with or on behalf of the Investor in engaging in such activities.  Notwithstanding anything to the contrary set forth in this Section 7.4, if, at any time following the consummation of a bankruptcy proceeding involving the Company, any Person (other than the Company) is permitted by Law or the bankruptcy court in which the proceeding is pending to propose a plan of reorganization for the Company, the Investor shall be permitted to propose a plan of reorganization for the Company; provided that no plan of reorganization shall be proposed by the Investor prior to the expiration or termination of the exclusivity period for the Company’s filing of a plan of reorganization, as such exclusivity period may be extended from time to time (it being understood and agreed that the Investor shall not object to any extension of the Company’s exclusivity period and shall not initiate or otherwise support any proceeding to terminate or shorten the length of the Company’s exclusivity period).  The Investor hereby appoints the Company, its designees, and each of them individually, as the sole and exclusive attorneys and proxies of the Investor, with full power of substitution and re-substitution, to the full extent of the Investor’s right, with respect to any Voting Stock to be voted in accordance with the foregoing voting requirements related to Alternate Acquisition Transactions, and empowers such attorneys and proxies to exercise all voting rights in accordance with the provisions of Section 7.4(d)(iv)(z) (including, the power to execute and deliver written consents with respect to such Voting Stock) of the Investor at any time prior to termination of this Section 7.4 at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting.  The Investor confirms that this proxy is irrevocable, is coupled with an interest, and is granted in consideration of the Company entering into this Agreement.

Section 7.5.                                   Notice Rights.  From the Closing until the date on which the Investor ceases to Beneficially Own 10% or more of the Total Voting Power of the Company, the Company shall keep the Investor informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company and its Subsidiaries), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries (in the case of regulatory investigations or actions, other than ordinary course communications which could not reasonably be expected to be material to the Company, its Subsidiaries or the Investor), and shall reasonably cooperate with the Investor, its members and partners, Affiliates and Representatives in an effort to avoid or mitigate (with no adverse effect to the Company) any cost or regulatory consequences to the Investor, its members and partners and Affiliates that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators); provided that, the Investor shall reimburse the Company for any costs incurred in connection with such efforts.

ARTICLE VIII

TERMINATION

Section 8.1.                                   Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written agreement of the Company and the Investor;

(b)                                 by either the Company or the Investor, upon written notice to the other, in the event that the Closing does not occur on or before December 31, 2008; provided, however; the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)                                  by either the Company or the Investor, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(d)                                 by the Investor, upon written notice to the Company, if the Company shall have entered into a definitive agreement to effect a Superior Transaction (it being understood that the Company shall pay the Termination Fee to the Investor in accordance with Section 9.8(b)(i));

(e)                                  by the Company, upon written notice to the Investor, if the Company shall have entered into a definitive agreement to effect a Superior Transaction in compliance with the provisions of Section 6.4(c) and prior to or concurrently with such termination the Company pays the Termination Fee to the Investor; or

(f)                                    by the Company, upon written notice to the Investor, within ten (10) Business Days after the Company has received a Reservation Notice from the Investor.

Section 8.2.                                   Effects of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement (other than Article IX which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1.                                   Interpretation; Certain Definitions

(a)                                  Interpretation.  When a reference is made in this Agreement to “Preamble,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Preamble, Article or Section of, or Annex to, this Agreement unless otherwise indicated.  The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.  All references to “$” or “dollars” mean the lawful currency of the United States of America.  Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to “words of similar import” with respect to Material Adverse Effect or materiality, does not include knowledge qualifiers.

(b)                                 Certain Definitions.  As used in this Agreement, the terms have the following meanings:

“10b-5 Representation” shall have the meaning set forth in Section 1.1(c).

“Acquired Shares” shall have the meaning set forth in Section 2.1(a).

“Acquisition Transaction” means a (A) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (B) any other direct or indirect acquisition involving 50% or more of the total voting power of the Company, or all or substantially all of the consolidated total assets (including equity securities of its Subsidiaries) of the Company.

“Additional Acquired Shares” shall have the meaning set forth in Section 2.1(a).

“Additional Purchase Commitment” shall have the meaning set forth in Section 2.1(a).

“Additional Shares” shall have the meaning set forth in Section 7.4(b).

“Adjustments” shall have the meaning set forth in Section 6.1.

“Affiliate” of any Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, for purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be Affiliates of the Investor.

“Aggregate Offered Shares” shall have the meaning set forth in Section 1.1(d).

“Agreement” shall have the meaning set forth in the Preamble.

“Alternate Acquisition Transaction” shall have the meaning set forth in Section 7.4(d).

“Ancillary Agreement” means the Registration Rights Agreement, the Certificate of Designation and the officer’s certificates to be delivered pursuant to Section 5.2(c) or 5.3(c), as applicable.

“Award Agreements” shall have the meaning set forth in Section 6.11(c).

“Backstop Acquired Shares” shall have the meaning set forth in Section 1.2(a).

“Backstop Commitment” shall have the meaning set forth in Section 1.2(a).

Any Person shall be deemed to “Beneficially Own”, to have “Beneficial Ownership” of, or to be “Beneficially Owning” any securities (which securities shall also be deemed “Beneficially Owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement; provided that any Person shall be deemed to Beneficially Own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including, except where otherwise specifically provided in this Agreement, assuming conversion of all Preferred Stock, if any, owned by such Person to Common Stock).

“Blau Agreement” shall have the meaning set forth in Section 6.11(b).

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized to close in New York, New York.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock or equity securities issued by the Company.

“Certificate of Designation” means the Certificate of Designation related to the Preferred Stock, substantially in the form attached as Annex I hereto.

“Certified Ownership Percentage” shall have the meaning set forth in Section 5.2(d).

“Closing” shall have the meaning set forth in Section 1.2(b).

“Closing Date” shall have the meaning set forth in Section 1.2(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

 “Common Stock” means the common stock, par value $0.25 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound.

“Company Financial Statements” shall have the meaning set forth in Section 3.8(b).

“Company SEC Documents” shall have the meaning set forth in Section 3.8(a).

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and the Investor dated July 1, 2008.

“Contract” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

“Control” has the meaning specified in Rule 12b-2 under the Exchange Act.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dilutive Issuance” shall have the meaning set forth in Section 7.4(b).

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Employee” means each current, former, or retired employee, director or officer of the Company or any of its Subsidiaries.

“Employment Agreement” means each written employment or severance agreement between the Company or any of its Subsidiaries and any Employee.

“Equity Cap Percentage” means, 27.9%; provided, in the event that the Certified Ownership Percentage exceeds 2%, the Equity Cap Percentage shall be, effective as of immediately prior to the Closing, reduced by the amount that the Certified Ownership Percentage exceeds 2%.

“Equity Investment” means the direct purchase of Capital Stock; provided that an Equity Investment shall not include any purchase in connection with (i) a change of control transaction involving the Company or its stockholders, (ii) the liquidation, dissolution or reorganization of the Company, (iii) a sale or other disposition of all or substantially all of the assets of the Company or (iv) an Acquisition Transaction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event Notice” shall have the meaning set forth in Section 5.3(a).

“Excess Common Stock” shall have the meaning set forth in Section 2.2(a).

“Excess Voting Stock” shall have the meaning set forth in Section 7.3(c)(iii).

“Exchange Act” shall have the meaning set forth in Section 3.8(a).

“Excluded Issuance” means, any issuances of Voting Stock (1) upon conversion of any convertible securities which are outstanding on the date hereof (including issuances of securities upon any payment of dividends on, redemption of, or otherwise payable with respect to Common Stock), (2) pursuant to employee or director stock option or incentive compensation or similar plans outstanding as of the date hereof or, subsequent to the date hereof, approved by the Board or a duly authorized committee of the Board, (3) pursuant to a registration statement declared effective by the SEC, or prospectus approved by the appropriate functional regulator under the applicable securities Laws of any foreign jurisdiction, for which the Voting Stock so registered is to be offered and sold to the broad investing public by means of an underwritten offering or (4) pursuant to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company whereby Voting Stock comprises, in whole or in part, the consideration paid by the Company in such transaction.

“Expense Cap” shall have the meaning set forth in Section 9.8(a).

“GAAP” means generally accepted accounting principles.

“Government Contract” means any Contract with a Governmental Entity either as a prime contractor or as a subcontractor at any tier to which the Company or any of its Subsidiaries is or has been a party, including but not limited to any service contract, indefinite delivery/indefinite quantity contract, schedule contract, blanket purchase agreement, or task or delivery order.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Griffon Marks” has the meaning set forth in Section 6.13.

“Group” has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

“HSR Act” shall have the meaning set forth in Section 6.3.

“Information” shall have the meaning set forth in Section 6.12(b).

“Initial Investor Designees” means, each Investor Nominee that the Investor would be entitled to nominate to the Board in accordance with Section 7.2(a) had an election of directors taken place on the Closing Date after giving effect to the Closing; provided that, under no circumstances shall there be more than two (2) Initial Investor Designees.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Directors” means Investor Nominees who are elected or appointed to serve as members of the Board in accordance with this Agreement.

“Investor Nominees” means such Persons as are so designated by the Investor, as such designations may change from time to time in accordance with this Agreement, to serve as members of the Board pursuant to Section 7.2(a) hereof.

 “Kramer Shares” shall have the meaning set forth in Section 5.3(i).

“Law” means any federal, state, local or foreign law (including the Foreign Corrupt Practices Act of 1977, as amended, and the laws implemented by the Office of Foreign Assets Control, United States Department of Treasury), statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity.

“Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that (i) is materially adverse to the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, other than any Effect: (A) arising from changes or developments in the economy or financial markets generally, except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries conduct their businesses; (B) arising from general changes or developments in any industry in which the Company and its Subsidiaries operate (C) arising from the announcement or pendency of the transactions contemplated by this Agreement; (D) arising from compliance with the terms of, or the taking of any action required by, this Agreement; (E) arising from changes in any Law or GAAP or interpretation thereof, except to the extent such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries conduct their businesses; (F) arising from the failure by the Company to meet any  public or other estimates, budgets or forecasts of revenues, earnings or other financial performance or results of operations; or (G) arising from a decline in the price or trading volume of the Common Stock or (ii) is materially adverse to the ability of the Company to consummate the transactions contemplated by this Agreement.

“Nominating Committee” has the meaning set forth in Section 7.1(a).

“Non-Investor Director” means any member of the Board that is not an Investor Director.

“NYSE” shall have the meaning set forth in Section 3.5(b).

“Options” shall have the meaning set forth in Section 6.11(c).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Pre-Closing Period” shall have the meaning set forth in Section 6.1.

“Preferred Stock” means the Series C Convertible Preferred Stock, having the terms set forth in the Certificate of Designation.

“Previously Disclosed” means (i) information set forth in or incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 or its other reports and forms filed with the SEC under Sections 13(a), 14(a) or 15(d) of the Exchange Act on or after October 1, 2007 (except for risks and forward looking information set forth or incorporated in the section “Risk Factors” in the Form 10-K or in any forward looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward looking in nature) and (ii) the information set forth in the Schedules corresponding to the provision of this Agreement to which such information relates (provided that any disclosure with respect to a particular paragraph or section of this Agreement or the Schedules shall be deemed to be disclosed for other paragraphs and sections of the Agreement and the Schedules to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure).

“Prospectus” shall have the meaning set forth in Section 1.1(c).

“Record Date” means the date as of which each holder of Common Stock shall be offered one Right for each share of Common Stock held as of such date, which date shall be selected by the Board in accordance with the DGCL and the requirements of the NYSE.

“Registration Effective Date” shall have the meaning set forth in Section 1.1(d).

“Registration Rights Agreement” shall have the meaning set forth in Section 5.3(g).

“Registration Statement” shall have the meaning set forth in Section 1.1(a).

“Representatives” means, with respect to a Person, such Person’s directors, officers, investment bankers, attorneys, accountants and other advisors or representatives.

“Requisite Amount of Preferred Stock” means that number of shares of Preferred Stock that is convertible into, in accordance with its terms, a number of shares of Common Stock equal to the applicable Excess Common Stock in lieu of which such Preferred Stock was issued in the transactions contemplated by this Agreement.

“Reservation Notice” shall have the meaning set forth in Section 5.3(a).

“Right” means one transferable right to subscribe for such number of shares of Common Stock at the Rights Subscription Price these by entitling the holders these of, in the aggregate, to subscribe for the aggregate offered shares.

“Rights Offering” shall have the meaning set forth in Section 1.1(d).

“Rights Subscription Price” means a price per share equal to $8.50.

“Schedules” means the disclosure schedules delivered by the Company to the Investor concurrently with the execution of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.8(a).

“Shortfall Amount” shall have the meaning set forth in Section 2.1(a).

“Significant Subsidiary” means any Subsidiary of the Company where (1) the Company’s and its Subsidiaries’ investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, (2) the Company’s and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, or (3) the equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

“Stock Plan(s)” shall have the meaning set forth in Section 6.11(c).

“Subscription Notice” shall have the meaning set forth in Section 1.2(a).

“Subscription Period” shall have the meaning set forth in Section 1.1(d).

“Subsidiary” means any Person (whether or not incorporated) that the Company directly or indirectly owns or in respect of which the Company has the power to vote or control 50% or more of any class or series of capital shares or other equity interests of such Person.

“Superior Transaction” means a bona fide written Acquisition Transaction that the Board has determined in good faith after receiving the advice of its financial advisors and outside legal counsel and in the exercise of its fiduciary duties is in the best interests of the Company’s stockholders.

“Termination Fee” means 3% of the product of (x) the number of shares of Common Stock issuable upon exercise of the Rights and (y) the Rights Subscription Price.

“Total Voting Power of the Company” means the total number of votes that may be cast in the election of directors of the Company if all Voting Stock and Preferred Stock (assuming conversion of such Preferred Stock to Common Stock at the ratio set forth in the Certificate of Designation immediately prior to such election of directors) treated as outstanding pursuant to the final two sentences of this definition were present and voted at a meeting held for such purpose.  The percentage of the Total Voting Power of the Company Beneficially Owned by any Person is the percentage of the Total Voting Power of the Company that is represented by the total number of votes that may be cast in the election of directors of the Company by Voting Stock Beneficially Owned by such Person. In calculating such percentage, the Voting Stock Beneficially Owned by any Person that are not outstanding but are subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power of the Company represented by Voting Stock Beneficially Owned by such Person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power of the Company represented by Voting Stock Beneficially Owned by any other Person.

“Transaction Fee” shall have the meaning set forth in Section 2.1(c).

“Voting Stock” means Capital Stock of the Company of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect at least a majority of the Board, managers or trustees of the Company (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Waived Fact” shall have the meaning set forth in Section 5.3(a).

Section 9.2.                                   Survival.  Each of the representations and warranties in this Agreement (or any certificate delivered pursuant hereto) shall survive the execution and delivery of this Agreement and the Closing but only for a period of twelve (12) months following the Closing Date;  provided that the representations and warranties set forth in Sections 3.1, 3.2, 3.3., and 3.4 and the 10b-5 Representation, and corresponding representations and warranties in the officer’s certificate to be delivered pursuant to Section 5.3(c), shall survive the execution and delivery of this Agreement and the Closing indefinitely (or, in each case, until final resolution of any claim or actions arising from the breach of any such representation and warranty, if written notice of such breach (including, in reasonable detail, the basis for the claimed breach) was provided prior to the end of such survival period).

Section 9.3.                                   Indemnification.

(a)                                  Notwithstanding anything in this Agreement to the contrary (including Section 9.8(a)), from and after the date hereof the Company agrees to indemnify and hold harmless the Investor and its Affiliates and each of their respective officers, directors, partners, employees, agents and Representatives (the “Indemnified Parties” and each, an “Indemnified Party”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable and documented fees of counsel), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or relating to (1) the Rights Offering, the Registration Statement or the Prospectus; provided, however, that the Company shall not be liable in any such case to the extent that any such Loss arises out of or is based on statements made in reliance upon and in conformity with written information contained in any of the foregoing documents that was furnished to the Company by or on behalf of the Investor specifically for use therein, or (2) claims, suits or proceedings challenging the authorization, execution, delivery, performance or termination of the Rights Offering, this Agreement and/or any Ancillary Agreement and/or any of the transactions contemplated hereby or thereby (other than any such Losses attributable to the acts, errors or omissions on the part of the Investor in violation of this Agreement).  Notwithstanding the above, (i) other than with respect to Losses arising out of or incurred in connection with class action lawsuits brought against the Company and/or any of its directors or by any stockholders of the Company or a derivative action brought on behalf of the Company in each case relating to matters for which the Indemnified Parties are otherwise entitled to indemnification pursuant to Section 9.3(a)(1) or (2) above (as to which there shall be indemnity hereunder), there shall be no indemnity hereunder in respect of any Losses resulting from any action that the Investor (or its transferees) takes, fails to take or proposes to take (in each case, other than as required pursuant to this Agreement) in its capacity as a stockholder of the Company from and after the Closing Date and (ii) there shall be no indemnity hereunder in respect of any Losses resulting from any order, decree or injunction issued by any Governmental Entity restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement under the HSR Act or any competition or merger control laws of other jurisdictions.

(b)                                 An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification pursuant to Section 9.3(a); provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 9.3 unless and to the extent that the Company shall have been actually prejudiced by the failure of such Indemnified Party to so notify such the Company  Such notice shall describe in reasonable detail such claim.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Company shall be entitled to assume and conduct the defense, unless the Company determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Company shall be liable for any reasonable and documented legal fees and expenses of one law firm retained by the Indemnified Party and other reasonable and documented out of pocket expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense) and provided, further, that if the Company is conducting the defense the Company shall be liable for any reasonable and documented legal fees and expenses of one law firm retained by the Indemnified Party and other reasonable and documented out of pocket expenses reasonably incurred by the Indemnified Party in connection with such claim if the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there are one or more legal defenses available to the Indemnified Party that are not available to the Company or the Indemnified Party shall have concluded (upon advice of its counsel) that, with respect to such claim, the Indemnified Party and the Company have different, conflicting or adverse legal positions or interests. If the Company assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Company copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Company’s request) the provision to the Company of records and information that are reasonably relevant to such claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent.  The Company further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(c)                                  The obligations of the Company under this Section 9.3 shall survive the Closing or termination of this Agreement or any Ancillary Agreement and the transfer, redemption or conversion of the Acquired Shares. The agreements contained in this Section 9.3 shall be in addition to any other rights of the Indemnified Party against the Company or others, under this Agreement any Ancillary Agreement, at law or in equity.

Section 9.4.                                   Legends.  The Investor agrees with the Company that each share of Common Stock purchased by the Investor pursuant to the Backstop Commitment or the Additional Purchase Commitment and any Preferred Stock purchased by the Investor shall contain a legend substantially to the following effect until the date that is one year after the later of the date of issuance or the last date on which the Company or any Affiliate of the Company was the owner thereof, unless the Company determines otherwise in accordance with applicable Law:

THESE SHARES ARE HELD BY AN ‘‘AFFILIATE’’ OF GRIFFON CORPORATION, AS DEFINED BY RULE 144 UNDER THE SECURITIES

ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THE COMPANY WILL NOT PERMIT THE SHARES REPRESENTED BY THIS CERTIFICATE TO BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED TO A PROSPECTIVE TRANSFEREE UNLESS SUCH TRANSFER IS ACCOMPANIED BY AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSACTION IS IN COMPLIANCE WITH THE SECURITIES ACT OR SUCH TRANSFER IS CONDUCTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

THESE SHARES ARE SUBJECT TO RESTRICTIONS PURSUANT TO THE INVESTMENT AGREEMENT DATED AUGUST 7, 2008 AMONG GRIFFON CORPORATION AND GS DIRECT, L.L.C., AS AMENDED FROM TIME TO TIME.

Section 9.5.                                   Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier services, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

If to the Company:

Griffon Corporation 100 Jericho Quadrangle Jericho, New York 11753 Attention: Chief Executive Officer Facsimile: (516) 938-5644

With a copy to (which shall not constitute notice):

Dechert LLP 1095 Avenue of the Americas New York, NY 10036 Attention: Martin Nussbaum Derek Winokur Facsimile: (212) 698-3599

If to the Investor:

GS Direct, L.L.C. c/o Goldman, Sachs & Co.
85 Broad Street New York, NY 10004 Attention: Gerald Cardinale and Bradley J. Gross Facsimile: (212) 357-5505

With a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Robert C. Schwenkel Facsimile: (212) 859-4000

Section 9.6.                                   Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.7.                                   Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and the Investor.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.8.                                   Fees and Expenses.

(a)                                  Expenses.

(i)                                     Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, if (x) the Closing is consummated or (y) this Agreement is terminated pursuant to (1) Section 8.1(b) and the Investor is not then in breach of this Agreement, or (2) Section 8.1 (c) (other than with respect to an order, decree or injunction under the HSR Act or any competition or merger control laws of other jurisdictions), (d), (e) or (f), then, in each case, the Company will reimburse the Investor for all reasonable and actual out-of-pocket expenses incurred by the Investor in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount of one and one-half million dollars ($1,500,000) (the “Expense Cap”).   Notwithstanding the foregoing, the Company and the Investor agree that amounts payable by the Company pursuant to Sections 6.3 and 9.3 shall be outside of the Expense Cap and shall not be taken into account in calculating the Expense Cap.

(ii)                                  Payment of Investor’s expenses by the Company pursuant to this Section 9.8(a) shall be made at the Closing or, if this Agreement is terminated, no later than five (5) Business Days after delivery to the Company of written notice of (1) demand for payment after, the termination of this Agreement, and (2) a documented itemization setting forth in reasonable detail all such expenses.

(b)                                 Termination Fee.

(i)                                     In the event that this Agreement is terminated by the Investor pursuant to Section 8.1(d) or the Company pursuant to Section 8.1(e), then the Company shall, simultaneously with such termination (in the case of a termination by the Company) or immediately following such termination (in the case of a termination by the Investor), pay the Investor the Termination Fee in accordance with Section 9.8(c).

(ii)                                  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 9.8, the Termination Fee (and reimbursement of any expenses pursuant to Section 9.8(a)) shall, absent fraud, be the Investor’s sole and exclusive remedy under this Agreement.

(c)                                  Any amount that becomes payable pursuant to Section 9.8(a) or 9.8(b) shall be paid by wire transfer of immediately available funds to an account designated by the Investor.

Section 9.9.                                   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement shall not be assignable by operation of law or otherwise, provided that, the Investor shall be permitted, to assign this Agreement to any of its Affiliates under common control with the Investor’s ultimate parent entity provided that (i) such assignee shall execute an agreement for the benefit of the Company in form and substance reasonably satisfactory to the Company, pursuant to which such proposed assignee agrees to be bound by the terms and conditions of this Agreement and (ii) that no such assignment shall relieve the Investor of its obligations hereunder.  Without limiting the foregoing, none of the rights of the Investor hereunder shall be assigned to, or enforceable by, any Person to whom an Investor may transfer capital stock of the Company (other than a transfer to the Investor’s Affiliates to the extent permitted in accordance with the terms of this Agreement).

Section 9.10.                             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.11.                             Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the

Borough of Manhattan in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 9.12.                             Waiver Of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13.                             Entire Agreement.  This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 9.14.                             Effect of Headings and Table of Contents.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 9.15.                             Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Law.

Section 9.16.                             Counterparts; No Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.17.                             Specific Performance. The transactions contemplated by this Agreement are unique.  Accordingly, each of the Company and the Investor acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance (except in the circumstances in which the Termination Fee is payable and paid under Section 9.8(b)), provided that such party is not in material default hereunder. The Company and the Investor agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.  Except in the circumstances in which the Termination Fee is payable and paid under Section 9.8(b), this provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this Agreement, including the right to seek damages for a breach of any provision of this Agreement, and all rights, powers and remedies available (at law or in equity) to a party in respect hereof by the other party shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party.  For the avoidance of doubt, in circumstances in which the Termination Fee is payable and paid, such Termination Fee shall be the Investor’s sole and exclusive remedy and the Investor shall not be entitled to specific performance or any other form of equitable relief.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GRIFFON CORPORATION

By:	/s/ Ronald J. Kramer
Name:	Ronald J. Kramer
Title:	Chief Executive Officer

GS DIRECT, L.L.C.

By:	/s/ Bradley J. Gross
Name:	Bradley J. Gross
Title:	Managing Director

CERTIFICATE OF DESIGNATION OF

SERIES C CONVERTIBLE PREFERRED STOCK

 $0.25 PAR VALUE OF

GRIFFON CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Griffon Corporation (the “Company”), a corporation organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Company has duly approved and adopted the following resolution on September [    ], 2008 (the “Resolution”):

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, and Section 151 of the DGCL, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of [                      ] shares of Series C Convertible Preferred Stock, $0.25 par value per share, having the designations, preferences, relative, participation, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

(a)   Definitions.

As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the board of directors of the Company.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close or a day on which securities are not traded on the NYSE or other market or exchange on which the Company’s securities are traded.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Company.

“Certificate of Designation” shall have the meaning ascribed to it in the recitals hereof.

“Certificate of Incorporation” shall have the meaning ascribed to it in the recitals hereof.

“Company” shall have the meaning ascribed to it in the recitals hereof.

“Common Stock” means the common stock, par value $0.25 per share, of the Company now or hereafter authorized to be issued.

“Common Stock True-up” shall have the meaning ascribed to it in paragraph (d) hereof.

“Consideration” shall have the meaning ascribed to it in paragraph (h)(1) hereof.

“Conversion Rate” shall have the meaning ascribed to it in paragraph (g)(ii) hereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Excess Common Stock” shall have the meaning ascribed to it in paragraph (h)(1) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series C Preferred Stock as reflected in the share books of the Company.

“Issue Date” means [•].

“Liquidation” shall have the meaning ascribed to it in paragraph (d) hereof.

“Market Price” means (x) the average closing price of a share of Common Stock for the ten (10) consecutive Business Days immediately preceding, but not including, the date of as of which the Market Price is to be determined as reported on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or (y) if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices during such ten Business Day period in the over-the-counter market as published by the OTC Bulletin Board or any comparable system or (z) in all other cases, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive absent manifest error.

“NYSE” means the New York Stock Exchange.

“Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Proposal” shall have the meaning ascribed to it in paragraph (i) hereof.

“Requisite Amount of Preferred Stock” means that number of shares of Preferred Stock that is convertible into, in accordance with its terms, a number of shares of Common Stock equal to the applicable Excess Common Stock in lieu of which such Preferred Stock was issued.

“Resolution” shall have the meaning ascribed to it in the recitals hereof.

“Series C Liquidation Preference” shall have the meaning ascribed to it in paragraph (d) hereof.

“Series C Preferred Stock” shall have the meaning ascribed to it in paragraph (b) hereof.

“shares of Common Stock” shall have the meaning ascribed to it in paragraph (h)(3) hereof.

“Voting Stock” means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect at least a majority of the board of directors, managers or trustees of the Company (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

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(b)   Designation.

The shares of the Series shall be designated “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”), and the number of shares constituting the Series shall be [          ], $0.25 par value per share.

(c)   Ranking.

With respect to rights to participate in distributions or payments under paragraph (h) hereof, the Series C Preferred Stock shall rank on a parity with the Common Stock.  The Series C Preferred Stock shall rank junior to the Company’s Series A Preferred Stock, Series A Participating Preferred Stock, $12.50 Cumulative Redeemable Exchangeable Preferred Stock, Second Preferred Stock and Second Preferred Stock – Series 1 as to the payment of dividends and any distribution of assets in the event of liquidation, dissolution or winding up of the Company.

(d)   Liquidation Preference.

(1)   Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders of the shares of Series C Preferred Stock shall be entitled to be paid (before any distribution or payment is made upon any Common Stock), an amount equal to $0.25 per share of Series C Preferred Stock, representing the liquidation preference per share of the Series C Preferred Stock (the “Series C Liquidation Preference”); provided, if upon Liquidation, the available funds and assets to be distributed among the Holders of Series C Preferred Stock shall be insufficient to permit payment in full to the Holders of Series C Preferred Stock of the Series C Liquidation Preference, then the entire available funds and assets of the Company upon liquidation shall be distributed ratably among such Holders in proportion to the full respective Series C Liquidation Preference to which they are entitled.

(2)   If there are any available funds or assets of the Company upon Liquidation remaining after the payment or distribution to the Holders of the Series C Preferred Stock of their full preferential amounts described above, all such remaining available funds and assets shall be distributed:

(A)  First, among the holders of the then outstanding Common Stock, with each being entitled to be paid (before any additional distribution or payment is made upon any Series C Preferred Stock), an amount equal to the quotient of (x) the Series C Liquidation Preference, divided by (y) the Conversion Rate (such quotient, the “Common Stock True-up”); provided, if the available funds or assets to be distributed among the holders of the Common Stock pursuant to this Section shall be insufficient to permit payment in full of the Common Stock True-up in respect of each share of Common Stock, then the entire remaining available funds and assets of the Company upon Liquidation shall be distributed ratably among such holders in proportion to the full respective Common Stock True-up to which they are entitled; and

(B)   Second, with respect to all remaining available funds and assets of the Company upon Liquidation after payment pursuant to the foregoing clauses (d)(1) and (d)(2)(A), among the holders of then outstanding Common Stock and the Preferred Stock, pro rata, according to the number of shares of Common Stock held by such holders, where, for such purpose Holders of shares of Series C Preferred Stock will be deemed to hold (in lieu of such Series C Preferred Stock) such number of shares of Common Stock such Holder would have been entitled to had it converted such Series C Preferred Stock immediately prior to the happening of such Liquidation event or any record date with respect thereto.

(e)   No Voting Rights.

The Series C Preferred Stock shall have no voting rights and no right to vote as a separate class, except as required by, and cannot be waived under, the DGCL, and except that the terms and provisions of this Certificate of Designation may not be altered, amended or repealed in whole or in part, by merger or otherwise, so as to adversely affect the powers, preferences or special rights of the shares of Series C Preferred Stock without the affirmative vote of the Holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a separate class.  For purposes of clarification, the Series C

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Preferred Stock will not have a right to vote on any merger or consolidation in which the holders of Series C Preferred are entitled to receive the amount and kind of consideration such holders would have been entitled to receive if the Series C Preferred  had been converted to Common Stock immediately prior to the merger or consolidation becoming effective, including the right to make an election of consideration to the same extent as the holders of Common Stock are afforded such right.  The Series C Preferred Stock does not constitute Voting Stock.

(f)    Business Day.

If any payment, conversion, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, conversion, redemption or exchange shall be made on the immediately succeeding Business Day.

(g)   Conversion at the Option of the Holder.

(1)   Mechanics of Conversion.

(i)    Each share of Series C Preferred Stock may be converted on any date, from time to time, at the option of the Holder thereof, into the number of shares of Common Stock equal to the Conversion Rate in effect at such time; provided only such number of Series C Preferred Stock may be converted to Common Stock as would not cause the Holder (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act) to become the beneficial owner, directly or indirectly, of shares of Capital Stock of the Company that would entitle it to exercise in excess of [27.9]% of the aggregate ordinary voting power of all shares of Voting Stock of the Company (computed after giving effect to the proposed conversion).

(ii)   The right of conversion attaching to any shares of Series C Preferred Stock may be exercised by the Holder thereof by delivering the shares to be converted to the office of the Company, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Company, which notice shall include the number of shares of Common Stock beneficially owned by such Holder (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act) as of the date thereof. The conversion date shall be the date on which the shares of Series C Preferred Stock and the duly signed and completed notice of conversion are so delivered. The Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date and such Person or Persons shall cease to be a record Holder or record Holders of the Series C Preferred Stock on that date. As promptly as practicable on or after the conversion date, the Company shall issue a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, with any fractional shares (after aggregating all Series C Preferred Stock being converted on such date) rounded up to full shares or, at the Company’s option, payment in cash in lieu of any fraction of a share, based on the Market Price of the Common Stock on the Business Day preceding the conversion date. Such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the additional shares to the Holders at their respective addresses as set forth in the conversion notice.  No payment or adjustment for dividends, or for any dividends in respect of shares of Common Stock, shall be made upon conversion.

(iii)  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued and fully paid and nonassessable and shall rank pari passu with the other shares of Common Stock outstanding from time to time. The Company shall deliver the shares of Common Stock received upon conversion of the Series C Preferred Stock to the converting Holder free and clear of all liens, charges, security interests and encumbrances. The Company shall use its commercially reasonable efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, to comply with all applicable requirements as to registration or qualification of the Common Stock (and all requirements to list the Common Stock issuable upon conversion of the Series C Preferred Stock that are at the time applicable), in order to enable the Company to lawfully issue Common Stock upon

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conversion of the Series C Preferred Stock and to lawfully deliver the Common Stock to each Holder upon conversion of the Series C Preferred Stock.

(iv)  The Company shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the, amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(2)   Conversion Rate.  Each share of Series C Preferred Stock initially is convertible into one hundred (100) shares of the Company’s common stock, subject to adjustment as provided herein (the “Conversion Rate”).

(h)   Distributions; Certain Transactions; Conversion Adjustments.

(1)   If the Company at any time or from time to time after the date hereof shall:

(i)    distribute to all holders of Common Stock (including any such distribution made to the shareholders of the Company in connection with a consolidation or merger in which the Company is the continuing corporation but excluding the distribution of the transferable rights issued to holders of Common Stock on [   ], 2008) a dividend or distribution, including a cash dividend, evidences of its indebtedness, shares of a class of its capital stock or other property of any nature, or any options, warrants or other rights to subscribe for or purchase any of the foregoing;

(ii)   subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock (including by means of a stock split);

(iii)  issue, in a reclassification of the Common Stock, securities of the Company (including any such reclassification in connection with a consolidation or merger of the Company in which the Company is the surviving entity); or

(iv)  enter into any capital reorganization, or any reclassification of the Common Stock, or any consolidation or merger of the Company with or into any other Person, or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person, each Holder of the Series C Preferred Stock shall be entitled to receive, and provision shall be made in any agreement relating thereto for the payment to Holders of Series C Preferred Stock of, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holder would have been entitled if it had held the number of shares of Common Stock into which such shares of Series C Preferred Stock were convertible immediately prior to the happening of such event or any record date with respect thereto (such securities, property of cash, the “Consideration”).  Notwithstanding the foregoing, in the event the receipt of additional shares of Common Stock or other securities of the Company in the Consideration would cause the Holder (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act) to become the beneficial owner, directly or indirectly, of shares of Capital Stock of the Company that would entitle it to exercise in excess of [27.9]% of the aggregate ordinary voting power of all shares of Voting Stock of the Company (computed after giving effect to the receipt of such shares or securities), the Company agrees to issue to the Holder and the Holder agrees to accept from the Company, the applicable Requisite Amount of Preferred Stock (computed at the Conversion Rate) in lieu of that number of shares of Common Stock or other securities  that would have been included in the Consideration (such number of shares of Common Stock, the “Excess Common Stock”) to the extent necessary to provide that following any such transaction, the Holder would not be the beneficial owner of shares of Capital Stock of the Company that would entitle it to exercise in excess of [27.9]% of the aggregate ordinary voting power of all shares of Voting Stock of the Company.

(2)   If the Company at any time or from time to time after the date hereof shall combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate shall be adjusted such that each share of Series C Preferred Stock shall be convertible into the number of shares of Common Stock it would have owned in respect thereto has such Series C

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Preferred Stock been converted immediately prior to the record date for such event.  If the Conversion Rate is adjusted as herein provided, the Company shall provide each holder of the Series C Preferred Stock a notice signed by the Chief Financial Officer of the Company setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based.

(3)   For the purpose of this paragraph (h), the term “shares of Common Stock” shall mean (i) the shares of stock designated as the Common Stock of the Company as of the date hereof and (ii) any and all securities of any kind whatsoever of the Company or any successor thereof which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, reverse split, stock dividend, recapitalization of the Company or otherwise.

(4)   The Company shall not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms herein or the Series C Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Series C Preferred Stock in accordance with the foregoing.

(i)    Conversion at the Option of the Company.

The Company may, at its election, convert each and every share of Series C Preferred Stock into the number of shares of Common Stock equal to the Conversion Rate in effect on the date of such election at any time between the announcement of a Proposal to be submitted to a stockholder vote and the record date for such vote if the Company has received the written advice of counsel that it is unable to opine that the holders of the Series C Preferred Stock would not be entitled to vote together as a separate class on any such matter.  For purposes of this Section (i) “Proposal” shall mean a proposal for a bona fide business transaction the primary purpose of which is not to alter, amend or repeal in whole or in part, by merger or otherwise, this Certificate of Designation so as to adversely affect the powers, preferences or special rights of the shares of Series C Preferred Stock.  The Company shall provide notice of such election to holders of Series C Preferred Stock specifying the date on which such conversion will occur and include with such notice instructions for the submission of certificates representing the Series C Preferred so converted.

(j)    Restrictions on Transfer.

Each share of Series C Preferred Stock shall contain a legend substantially to the following effect until the date that is one year after the later of the Issue Date or the last date on which the Company or any Affiliate of the Company was the owner thereof, unless the Company determines otherwise in accordance with applicable law:

THESE SHARES ARE HELD BY AN “AFFILIATE” OF GRIFFON CORPORATION, AS DEFINED BY RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THE COMPANY WILL NOT PERMIT THE SHARES REPRESENTED BY THIS CERTIFICATE TO BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED TO A PROSPECTIVE TRANSFEREE UNLESS SUCH TRANSFER IS ACCOMPANIED BY AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSACTION IS IN COMPLIANCE WITH THE SECURITIES ACT OR SUCH TRANSFER IS CONDUCTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

THESE SHARES ARE SUBJECT TO RESTRICTIONS PURSUANT TO THE INVESTMENT AGREEMENT DATED AUGUST 7, 2008 AMONG GRIFFON CORPORATION AND GS DIRECT, L.L.C., AS AMENDED FROM TIME TO TIME.

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IN WITNESS WHEREOF, Griffon Corporation has caused this Certificate to be duly executed by its duly authorized officer as of this •th day of September, 2008.

GRIFFON CORPORATION

By:
Name: Patrick L. Alesia
Title: Secretary

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REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the        day of [  ], 2008, by and among Griffon Corporation, a Delaware corporation (the “Company”) and GS Direct, L.L.C., a Delaware limited liability company (the “Investor”).

WHEREAS, pursuant to an investment agreement dated as of August 7, 2008 (the “Investment Agreement”), the Investor wishes to subscribe for and purchase, and the Company, desires to issue and sell, certain shares of the Company’s Common Stock (as defined below) not subscribed for pursuant to a rights offering whereby each holder of Common Stock as of August [•], 2008 shall be offered one right for each share of Common Stock held by such holder;

WHEREAS, pursuant to the Investment Agreement, the Investor also wishes to subscribe for and purchase, and the Company desires to issue and sell, certain additional shares of Common Stock, on the terms and subject to the conditions set forth therein;

WHEREAS, in connection with its obligations under the Investment Agreement, the Company may sell to the Investor certain shares of non-cumulative, non-voting preferred stock convertible into shares of Common Stock (the “Preferred Stock”) on the terms and subject to the conditions set forth therein and in any Certificate of Designation related to the Preferred Stock filed with the Delaware Secretary of State; and

WHEREAS, in connection with its purchase of shares of Common Stock and Preferred Stock pursuant to the Investment Agreement, the Investor wishes to receive certain registration rights related to its Common Stock, and the Company desires to grant such rights on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             DEFINITIONS.

1.1           Defined Terms.  The following capitalized terms used herein have the following meanings:

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) with respect to any individual, shall also mean the spouse or child of such individual; provided, that neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of the Investor.

“Agreement” means this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Automatic Shelf Registration Statement” is defined in Section 3.1.1.

“Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized to close in New York, New York.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.25 per share, of the Company now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company or any successor thereof which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, reverse split, stock dividend, recapitalization of the Company or otherwise.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holdback Period” means, with respect to any registered offering covered by this Agreement, (i) (a) ninety (90) days after the effective date of the related Registration Statement or (b), in the case of a takedown from a shelf registration statement in which the Company proposes to issue and issues securities, ninety (90) days after the date of the prospectus supplement filed with the Commission in connection with such takedown or (ii) such shorter period as the Investor, the Company and the underwriter of such offering, if any, shall agree.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Material Event” is defined in Section 3.1.4.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Notices” is defined in Section 6.4.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity or enterprise of whatever nature.

“Piggy-Back Registration” is defined in Section 2.2.1.

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“Preferred Stock” is defined in the recitals to this Agreement.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registrable Securities” means the shares of Common Stock acquired by the Investor pursuant to the Backstop Commitment and the Additional Purchase Right, each as defined in the Investment Agreement, as well as any Additional Shares, as defined in the Investment Agreement, and the shares of Common Stock received by the Investor upon conversion of any Preferred Stock acquired by the Investor pursuant to the Investment Agreement.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require Registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d)  the Registrable Securities are sold under Rule 144.

“Registration Period” is defined in Section 3.1.3.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Investment Agreement” is defined in the recitals to this Agreement.

“Suspension Notice” is defined in Section 3.1.4.

“Suspension Period” is defined in Section 3.1.4.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“WKSI” is defined in Section 3.1.1.

1.2           General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall

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be deemed to include the plural as well as the singular and to cover all genders.  The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Unless otherwise specified, the terms “hereof,” “herein,” hereunder” and similar terms refer to this Agreement as a whole (including exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement.

2.             REGISTRATION RIGHTS.

2.1           Demand Registration.

2.1.1.       Request for Registration.  At any time and from time to time on or after the date that is 365 days from the date hereof, the Investor may make a written demand requiring the Company to effect the Registration under the Securities Act of all or part of its Registrable Securities (a “Demand Registration”), and thereupon the Company shall be required to effect such Registration pursuant to and subject to the terms herein.  Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof.  The Company shall not be obligated to (i) effect more than an aggregate of three (3) Demand Registrations in respect of all Registrable Securities, including no more than one (1) Demand Registration in any 6 month period, or (ii) effect any Demand Registration where the aggregate price to the public of the Registrable Securities proposed to be sold by the Investor is less than $25 million.

2.1.2.       Effective Registration.  A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective and during the Registration Period  the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, such stop order or injunction is removed, rescinded or otherwise terminated; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3.       Underwritten Offering.  If the Investor so advises the Company as part of its written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration may be in the form of an underwritten offering.  In such event, the lead underwriter to administer the offering will be, if requested by the Investor, Goldman, Sachs & Co. and otherwise will be chosen by the Company, subject to the prior written consent of the Investor, not to be unreasonably withheld or delayed.  The Company subsequently shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting pursuant to this Section 2.1.3.

2.1.4.       Reduction of Offering.  If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company that the dollar

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amount or number of Registrable Securities which the Investor desires to sell, taken together with all other shares of Common Stock or other securities that the Company desires to sell and the securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights held by other securityholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such managing underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price) (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Registration:  (i) first, the Registrable Securities as to which the Investor has been requested that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons, pro rata in accordance with the number of securities that each such Person has requested be included in such Registration, regardless of the number of securities held by each such Person (such proportion is referred to herein as “Pro Rata”), that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), securities that other security holders of the Company desire to sell that can be sold without exceeding the Maximum Number of Securities.

2.1.5.       Withdrawal.  If the Investor is not entitled to include all of its Registrable Securities in any offering, it may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration and such Registration shall not count as a Demand Registration provided for in Section 2.1.

2.2           Piggy-Back Registration.

2.2.1.       Piggy-Back Rights.  If, at any time and from time to time on or after the date that is 365 days from the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for securityholders of the Company for their account, other than a Registration Statement on Form S-4 or Form S-8, or any similar or successor form or any other Registration Statement filed solely to register securities issuable pursuant to (i) any employee stock option or other benefit plan, (ii)  an exchange offer or offering to securityholders of an unaffiliated corporation or other entity being acquired by, or merged with the Company, or (iii)  a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the Investor as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be

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included in such offering, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Investor in such notice the opportunity to Register the sale of such number of Registrable Securities as such holders may request in writing within ten (10) days following receipt of such notice (a “Piggy-Back Registration”).  The Company shall cause such Registrable Securities to be included in such Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  If the Investor proposes to distribute its securities through a Piggy-Back Registration that involves an Underwriter or Underwriters it shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2.       Reduction of Offering.  If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Investor in writing that the dollar amount or number of securities which the Company desires to sell, taken together with the securities, if any, as to which Registration has been demanded pursuant to written contractual arrangements with Persons other than the Investor, the Registrable Securities as to which Registration has been requested under this Section 2.2, and the securities, if any, as to which Registration has been requested pursuant to the written contractual Piggy-Back Registration rights of other securityholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

a)             If the Registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to this Agreement, Pro Rata, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such Persons, Pro Rata, that can be sold without exceeding the Maximum Number of Securities; and

b)            If the Registration is a demand registration undertaken at the demand of Persons other than the Investor: (A) first, the shares of Common Stock or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which Registration has been requested pursuant to the terms hereof, that can be sold without exceeding the

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Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons, that can be sold without exceeding the Maximum Number of Securities.

2.2.3.       Withdrawal.  The Investor may elect to withdraw its request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement.  The Company (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations), upon prior written notice to the Investor, may withdraw or delay a Registration Statement at any time prior to the effectiveness of the Registration Statement without any liability therefor.

3.             REGISTRATION PROCEDURES.

3.1           Filings; Information.  Whenever the Company is required to effect the Registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the Registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1.       Filing Registration Statement.  (a)  The Company shall, as expeditiously as practicable (and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1) prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, provided, that the Company agrees that, at the request of the Investor, at such time as the Company becomes a “well-known seasoned issuer,” as such term is defined in Rule 405 under the Securities Act (a “WKSI”), the Company shall register an offering pursuant to Section 2.1 on an “automatic shelf registration statement,” as such term is defined in Rule 405 under the Securities Act (an “Automatic Shelf Registration Statement”) on Form S-3; provided further, that the Company shall not be required to file an Automatic Shelf Registration Statement if a Registration Statement on Form S-3 covering the Registrable Securities is already effective.  The Company shall use its commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3, subject to the Company’s rights under Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any other demand registration to which such Piggy-Back Registration relates and is effected, in each case if the Company shall furnish to the Investor a certificate signed by the Chief Executive Officer or the Chairman of the Board of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its securityholders for such Registration Statement to be effected at such time because the Registration would require the Company to make a public disclosure of material, non-public information, disclosure of which, in the Board’s good faith judgment, after consultation with independent outside counsel to the Company, (i) would be

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required to be made in any Registration Statement so that such Registration Statement would not be materially misleading and (ii) would not be required to be made at such time but for the filing of such Registration Statement, and the Company has a bona fide business purpose for not disclosing such information publicly; provided further, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso (x) for a total period of more than sixty (60) days in any 365-day period in respect of a Demand Registration hereunder or (y) more than once during any 12-month period.

(b)           The Company shall use its commercially reasonable efforts to not become an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such Automatic Shelf Registration Statement is required to remain effective.  If the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold.  If, at any time when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use its commercially reasonable efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and maintain the effectiveness of such Registration Statement as required in this Agreement.

3.1.2.       Copies.  The Company shall, a reasonable period of time prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Investor and its legal counsel, copies of the Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Investor and its legal counsel may request in order to facilitate the disposition of the Registrable Securities, and shall make such changes to such documents as the Investor or its counsel reasonably request in a timely fashion.

3.1.3.       Amendments and Supplements.  The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of ninety (90) days in the case of a Registration Statement filed with respect to and used solely for a single “one-off” underwritten offering and three (3) years in any other case) plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn (such period, the “Registration Period”).  To the extent the Investor seeks to consummate a pro rata distribution of any of its Registrable Securities, the Company agrees to take all actions reasonably requested by the Investor in order to effectuate such distribution, including filing supplements to the Prospectus which name the distributees if deemed necessary or appropriate.

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3.1.4.                     Suspension.  Upon (i) the issuance by the Commission of a stop order suspending the effectiveness of a Registration Statement filed pursuant to Section 2.1 or as a Piggyback Registration, (ii) the occurrence of any event or the existence of any fact as a result of which a Registration Statement relating to Registrable Securities would contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) the occurrence or existence of any pending material corporate development (each of (i), (ii) and (iii) being referred to herein as a “Material Event”) that, in the reasonable and good faith opinion of the board of directors of the Company, makes it appropriate to suspend the availability of any such Registration Statement because it would be materially detrimental to the Company for the Registration to proceed at such time, then the Company shall deliver a notice to the Investor that the availability of such Registration Statement is suspended, as the case may be (a “Suspension Notice”), and, upon receipt of a Suspension Notice, the Investor agrees not to sell any Registrable Securities pursuant to such Registration Statement until the Investor is advised by the Company in writing that the related prospectus may be used to sell the Registrable Securities, and the Investor has received copies of the supplemental filings or amendments that are incorporated or deemed incorporated by reference to such prospectus.  The Company shall use its commercially reasonable efforts to ensure that the use of such Registration Statement may be resumed, as applicable, (A) in the case of clause (i) above, as promptly as practicable, (B) in the case of clause (ii) above, as soon as, in the reasonable judgment of the Company, the Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (C) in the case of clause (iii) above, as soon as, in the reasonable discretion of the Company, such suspension is no longer appropriate.  The Company shall not be permitted to deliver a Suspension Notice, nor exercise its rights of Suspension under this Section, more than twice during any 12 month period, and the period during which any Registration Statement may be suspended under this Section (the “Suspension Period”) shall not exceed forty-five (45) days on any one occasion.

3.1.5.                     Notification.  After the filing of a Registration Statement, the Company shall promptly notify the Investor of such filing, and shall further notify the Investor promptly and confirm such advice in writing of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; and (iii) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Investor included in such Registration Statement any such supplement or amendment.  The Company shall promptly send the Investor any SEC comments received by the Company with respect to the Registration Statement and any Company responses to such comments (including comments on documents incorporated by reference into the Registration Statement).

3.1.6.                     Opportunity to Review.  Prior to the filing with the Commission of a Registration Statement or prospectus or any amendment or supplement thereto, including

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documents incorporated by reference, the Company shall furnish to the Investor and its legal counsel copies of all such documents proposed to be filed sufficiently in advance of filing to provide the Investor and its legal counsel with a reasonable opportunity to review such documents and comment thereon, and, in the case of a Demand Registration, the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which the Investor or its legal counsel shall reasonably object.

3.1.7.                     State Securities Laws Compliance; FINRA.  The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement as necessary under such securities or “blue sky” laws of such jurisdictions in the United States as the Investor (in light of its intended plan of distribution) may request in writing and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Investor to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, subject itself to taxation in any such jurisdiction or consent to general service of process in any such jurisdiction.  In addition, the Company shall use its commercially reasonable efforts to file or cause the Registration Statement to be filed with FINRA and, in the event of an offering involving any FINRA member, secure a no objections letter with respect to the compensation to be paid to any FINRA member.

3.1.8.                     Agreements for Disposition.  The Company shall enter into customary agreements (in customary form, scope and substance) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, provided, that the Company only shall be required to enter into an underwriting agreement in accordance with the provisions of Section 3.5.1.

3.1.9.                     Cooperation.  The Company shall make available its executive officers, as it deems appropriate, to cooperate reasonably in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents and, in the event of an underwritten offering, participation in meetings and roadshows with Underwriters, analysts, attorneys, accountants and potential investors.

3.1.10.               Records.  The Company shall make available upon reasonable notice at reasonable time and for reasonable periods for inspection by the Investor, by any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by the Investor or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that any such Person gaining access to information regarding the Company pursuant to this Section shall agree to hold

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in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified.

3.1.11.               Opinions and Comfort Letters.  In the case of an underwritten offering, the Company shall furnish to the Investor a signed counterpart, addressed to the Investor, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants (or accountants for any entity acquired by the Company whose financial statements are included in the Registration Statement) delivered to any Underwriter.  In the event no legal opinion is delivered to any Underwriter, or in non-underwritten transactions, the Company shall furnish to the Investor, at any time that the Investor elects to use a prospectus, an opinion of counsel to the Company stating only that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.12.               Earnings Statement.  The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and also make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13.               Listing.  The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.1.14.               QIU.  The Company shall use its commercially reasonable efforts to cause the retention of a qualified independent underwriter (QIU) to the extent required by the FINRA rules and regulations with respect to any underwritten offering.

3.2                                 Obligation to Suspend Distribution.  Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or any suspension by the Company pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors of the ability of all insiders covered by such program to transact in the Company’s securities because of the existence of material non-public information, the Investor shall discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities immediately until it receives the supplemented or amended prospectus contemplated by Section 3.1.5(iii) or the restriction on the ability of insiders to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, the Investor will deliver to the Company all copies, other than permanent file copies then in its possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3                                 Registration Expenses.  The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1 or any Piggy-Back Registration pursuant to Section 2.2 and all expenses incurred in performing or complying with

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its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all Registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees) and the Company’s own expenses in connection with any roadshow (including travel and lodging); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.13; (vi) Financial Industry Regulatory Authority fees (and fees of counsel in connection with FINRA’s review of the Registration Statement); (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.12); (viii) the fees and expenses of any special experts retained by the Company in connection with such Registration; (ix) fees of the Company’s transfer agent; (x) the fees and expenses of one legal counsel selected by the Investor; and (xi) the fees of a single custodian utilized in connection with any underwritten offering.  The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Investor, which underwriting discounts or selling commissions shall be borne by the Investor.  In addition, in an underwritten offering, the Investor shall bear any expenses of the Underwriter required to be borne by the Investor or the Company pursuant to the underwriting agreement pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4                                 Information.  The Investor shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.5                                 Underwritten Offerings.

3.5.1.                     Underwriting Agreements.  If requested by the Underwriters for any underwritten offering requested by the Investor pursuant to Section 2.1, the Company and the Investor shall enter into an underwriting agreement with such Underwriters, such agreement to be in customary scope, substance and form and to contain such terms and conditions as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 4. In any underwritten offering pursuant to Section 2.2, the Investor shall enter into such an underwriting agreement at the request of the Company. All of the representations and warranties and the other agreements by and on the part of the Company to and for the benefit of the Underwriters included in any such underwriting agreement shall also be made to and for the benefit of the Investor, and any or all of the conditions precedent to the obligations of the Underwriters under such underwriting agreement shall be conditions precedent to the obligations of the Investor. The Investor shall not be required in any such underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the Investor, its  Registrable Securities, its intended method of distribution and any

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other representations required by law, and shall not be required to indemnify or contribute amounts in excess of the net proceeds to the Investor in the related offering and with respect to any information beyond the information about the Investor in the Selling Stockholder table in the Registration Statement.

3.5.2.                     Price and Underwriting Discounts. In the case of an underwritten offering requested by the Investor pursuant to Section 2.1, the price, underwriting discount and other financial terms of the related underwriting agreement for each class of Registrable Securities shall be determined by the Investor. In the case of any underwritten offering pursuant to Section 2.2, such price, discount and other terms shall be determined by the Company, subject to the right of the Investor to withdraw its request to participate in the Registration pursuant to Section 2.2.3 after being advised of such price, discount and other terms.

3.5.3.                     Participation in Underwritten Offerings.  No Person may participate in an underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided in the underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

3.5.4.                     Holdback.  (a)  In consideration for the Company agreeing to its obligations under this Agreement, the Investor agrees in connection with any registration of the Company’s securities (whether or not such person is participating in such registration) upon the request of the Company and the Underwriters managing any underwritten offering of the Company’s securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including any sale pursuant to Rule 144 or Rule 144A under the Securities Act, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period; provided that nothing herein will prevent any such holder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or shareholders thereof or a transfer to an affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 3.5.4.  For the avoidance of doubt, a Holdback Period shall not apply in connection with the effectiveness of a shelf registration statement, unless at such time of effectiveness there is a simultaneous underwritten public offering of the Company’s securities off of such shelf registration statement.

(b)  Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit Goldman, Sachs & Co. or any of its Affiliates (other than the Investor) from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.  Notwithstanding anything to the contrary set forth in this Agreement, the restrictions contained in this Section 3.5.4 shall not apply to Common Stock or any securities

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convertible into or exercisable or exchangeable for Common Stock owned or acquired by Goldman, Sachs & Co. or any of its Affiliates (other than the Investor).

(c) The Company hereby agrees that, if it shall previously have received a demand for a Demand Registration pursuant to Section 2.1 and the Registration Statement covers solely Registrable Securities, and if such previous Registration shall not have been withdrawn or abandoned, upon request of the Underwriters managing any underwritten offering of the Investor’s securities, the Company shall not sell, transfer, or otherwise dispose of, any Common Stock, or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company (other than as part of such underwritten public offering, a registration on Form S-4 or Form S-8 or any successor or similar form which is then in effect or upon the conversion, exchange or exercise of any then outstanding Common Stock Equivalent), during the Holdback Period; and the Company shall so provide in any registration rights agreements hereafter entered into with respect to any of its securities.

3.6                                 No Inconsistent Agreements; Additional Rights.  The Company will not enter into, and is not currently a party to, any agreement that is inconsistent with the rights granted to the Investor by this Agreement.

4.                                       INDEMNIFICATION AND CONTRIBUTION.

4.1                                 Indemnification by the Company.  The Company agrees to indemnify and hold harmless the Investor each of its officers, employees, affiliates, directors, partners, members, attorneys and agents and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Investor (each, an “Investor Indemnified Party”) from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus, any “free writing prospectus,” as such term is defined in Rule 405 under the Securities Act, or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration; and the Company shall promptly advance and/or reimburse the Investor Indemnified Party, as incurred, for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or summary prospectus, or any such

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amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by the Investor expressly for use therein.  The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2                                 Indemnification by the Investor.  The Investor will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus, any “free writing prospectus,” as such term is defined in Rule 405 under the Securities Act, or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, , or any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action.

4.3                                 Conduct of Indemnification Proceedings.  Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure.  If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants,

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the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4                                 Contribution.

4.4.1.                     If the indemnification provided for in the foregoing Sections 4.1 and 4.2 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2.                     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account the equitable considerations referred to in the immediately preceding Section.

4.4.3.                     The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 4.4, the Investor shall not be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by the Investor from the sale of Registrable Securities which gave rise to such contribution obligation, and the Investor shall only be required to contribute if the Investor would have otherwise been required to indemnify under Section 4.2.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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5.                                       UNDERWRITING AND DISTRIBUTION.

5.1                                 Rule 144.  The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Investor may reasonably request, all to the extent required from time to time to enable the Investor to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemption provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

6.                                       MISCELLANEOUS.

6.1                                 Term.  This Agreement shall terminate on the date on which each of the following conditions have been met:  (i) the Investor ceases to hold Registrable Securities constituting 5% or more of the aggregate issued and outstanding Common Stock and (ii) no Investor Directors (as defined in the Investment Agreement) serve on the Board (as defined in the Investment Agreement).  The provisions of Section 4 and Section 5 shall survive any termination.

6.2                                 Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.  This Agreement and the rights, duties and obligations of the Investor hereunder may not be assigned or delegated by the Investor in whole or in part other than to Affiliates of the Investor in connection with a disposition of Voting Stock (as defined in the Investment Agreement) under Section 7.3(c) of the Investment Agreement.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties.  This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4.

6.3                                 Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier services, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

If to the Company:

Griffon Corporation 100 Jericho Quadrangle Jericho, New York 11753 Attention: Chief Executive Officer Facsimile: (516) [•]

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With a copy to (which shall not constitute notice):

Dechert LLP 1095 Avenue of the Americas New York, NY 10036 Attention: Martin Nussbaum Derek Winokur Facsimile: (212) 698-3599

If to the Investor:

GS Direct, L.L.C. c/o Goldman, Sachs & Co. 85 Broad Street New York, NY 10004 Attention: Gerald Cardinale and Bradley J. Gross Facsimile: (212) 357-5505

With a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Robert Schwenkel Facsimile: (212) 859-4000

6.4                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law (as defined in the Investment Agreement), such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Law (as defined in the Investment Agreement).

6.5                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6                                 Entire Agreement.  This Agreement, together with the Investment Agreement and the Ancillary Agreements (each as defined in the Investment Agreement), constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

6.7                                 Modifications and Amendments.  Any provision of this Agreement may be amended or modified if, but only if, such amendment or modification is in writing and is duly executed and delivered by the Company and the Investor.

6.8                                 Titles and Headings.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

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6.9                                 Waivers and Extensions.  Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party and specifically refers to this Agreement.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (as defined in the Investment Agreement).  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10                           Remedies Cumulative.  In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond.  None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11                           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law (as defined in the Investment Agreement), any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

6.12                           Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

GRIFFON CORPORATION

By:
Name:
Title:

GS DIRECT, L.L.C.

By:
Name:
Title:

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Contact: Patrick L. Alesia

Chief Financial Officer

(516) 938-5544

GRIFFON CORPORATION ANNOUNCES RIGHTS OFFERING TO FUND FUTURE GROWTH

Griffon Rights Offering to be Backed by Unit of Goldman Sachs

Gross Proceeds of Financing will range between $170 and $255 million

JERICHO, NEW YORK, August 7, 2008 – Griffon Corporation (NYSE: GFF) announced today a 20 million share common stock rights offering to its shareholders in order to raise equity capital for general corporate purposes and to fund future growth.  The rights will have an exercise price of $8.50 per share.  GS Direct, L.L.C., an affiliate of Goldman, Sachs & Co., has agreed to back stop the rights offering by purchasing on the same terms any and all shares not subscribed through the exercise of rights.  GS Direct will purchase additional shares of common stock at the rights offering price if it does not acquire a minimum of 10 million shares of common stock as a result of its back stop commitment.  The transactions are expected to raise gross proceeds of between approximately $170 and $255 million.

The Company intends to file with the Securities and Exchange Commission a registration statement covering these transactions, and the distribution of rights and commencement of the rights offering will occur promptly following the effectiveness of that registration statement.

Under the terms of the rights offering, the Company will distribute at no charge to the holders of its common stock transferable rights to purchase up to an aggregate of approximately 20 million new shares of common stock.  The Company will distribute to each such holder one transferable right for every share of common stock owned on the record date, which will be set forth in a prospectus to be filed with the Securities and Exchange Commission.  Each right will entitle the holder to purchase .66 shares of common stock at the subscription price of $8.50 per share of common stock.  Record date stockholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised rights in an amount equal to up to 20% of their shareholdings as of the record date.  Consummation of the rights offering is subject to customary closing conditions.

In connection with the rights offering, GS Direct has agreed, subject to certain terms and conditions, to purchase from the Company promptly after the closing of the rights offering, at the subscription price, all of the shares for which subscriptions were not received as part of the rights offering.  In addition, in the event GS Direct acquires less than 10 million shares of common stock in the backstop commitment, GS Direct has committed, subject to certain conditions, to purchase from the Company an additional number of shares at the subscription price such that it will have acquired in the aggregate with the backstop commitment 10 million shares of common stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The rights offering, which is expected to be launched immediately following the effectiveness of a registration statement relating to the offering, will be made only by means of a prospectus.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company’s financial position, business strategy and the plans and objectives of the company’s management for future operations, are forward-looking statements. When used in this release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company’s management, as well as assumptions made by and information currently available to the company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including, but not limited to, the credit market, the housing market, results of integrating acquired businesses into existing operations, the results of the company’s restructuring and disposal efforts, competitive factors and pricing pressures for resin and steel, capacity and supply constraints and the ability to consummate the rights offering. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company as previously disclosed in the company’s SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

About Griffon Corporation

Griffon Corporation, headquartered in Jericho, New York, is a diversified holding company consisting of three distinct business segments: Electronic Information and Communication Systems, through Telephonics Corporation; Garage Doors, through Clopay Building Products Company; and Specialty Plastic Films, through Clopay Plastic Products Company. Telephonics Corporation’s high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide. Telephonics specializes in aircraft intercommunication systems, wireless communication systems, radars, identification friend or foe products, integrated security systems, air traffic management systems, aerospace electronics, and the performance of threat and radar system analyses. Clopay Building Products Company is a leading manufacturer and marketer of residential garage doors to professional installing dealers and major home center retail chains. Clopay Plastic Products is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial markets. For more information on the company and its operating subsidiaries, please see the company’s website at www.griffoncorp.com.

FINANCE COMMITTEE CHARTER

Griffon Corporation

Purpose

The Finance Committee is a standing committee of the Board of Directors.  The Committee shall have principal oversight responsibility with respect to certain of the Company’s material financial matters as set forth below. The Committee shall not have oversight or other responsibility with respect to the Company’s financial reporting, which shall remain the responsibility of the Audit Committee of the Board of Directors.

Membership and Meetings

The Committee shall consist of five members, two of whom shall be designees of GS Direct, L.L.C. (the “Investor”) so long as the Investor is entitled pursuant to Section 7.2(a) of the Investment Agreement between Griffon Corporation (the “Company”) and the Investor dated August 7, 2008 (the “Investment Agreement”) to designate two (2) or more members to the Board of Directors, provided, if the Investor is entitled pursuant to the Investment Agreement to designate only one (1) member to the Board of Directors, the Committee shall include only one Investor designee.  The remaining members of the Committee shall be selected by a majority vote of the members of the Board of Directors not designated by the Investor.  The Chairperson of the Committee who shall preside over meetings will be designated by the Committee from among the non-Investor designated members.

The Committee shall meet from time to time as appropriate in discharge of its duties, provided it must meet at least once each fiscal year.

The Chairperson shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

Responsibilities and Duties

The following shall be the principal responsibilities of the Committee:

1.             At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval, provided such changes are in accordance with the Restated Certificate of Incorporation and Amended Bylaws of the Company.

2.             The Committee shall review and consider: (a) all acquisitions by the Company of assets or equity securities in excess of $50 million, (b) all mergers or change of control transactions involving the Company or any of its material subsidiaries, (c) the liquidation, dissolution or reorganization of the Company, (d) the sale or other disposition of all or substantially all of the assets of the Company, (e) any offerings or sales of Voting Stock (as defined in the Investment Agreement) for cash in an aggregate amount in excess of $50 million, other than Excluded Issuances (as defined in the Investment Agreement) and any offerings of equity of any material subsidiary of the Company, and (f) all material capital expenditures made by the Company in excess of the Company’s capital expenditure budget, including in each case, the financial terms thereof, following which it shall make a recommendation, which recommendation may be positive or negative, to the full Board of Directors regarding such proposal; provided that any such recommendation shall not be binding on the full Board of Directors.

3.                                       The Committee shall also carry out such other duties as may be delegated to it by the Board of Directors from time to time.